As filed with the Securities and Exchange Commission on December 20, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CADELER A/S
(Exact name of Registrant as specified in its charter)
The Kingdom of Denmark (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification Number)
Cadeler A/S
(Exact name of Registrant as specified in its charter)
Kalvebod Brygge 43
DK-1560 Copenhagen, Denmark
Tel: +45 32463100
(Address and telephone number of Registrant’s principal executive offices)
Puglisi & Associates,
850 Library Avenue, Suite 204
Newark, Delaware 19711
Tel: (302) 738-6680
(Name, address and telephone number of agent for service)

Please send copies of all communications to:
Connie I. Milonakis Davis Polk & Wardwell London LLP 5 Aldermanbury Square London EC2V 7HR, United Kingdom Tel.: +44 20 7418 1327	Alexander Simmonds Executive Vice President and Chief Legal Officer Cadeler A/S Kalvebod Brygge 43 DK-1560 Copenhagen, Denmark Tel: +45 3246 3100
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☐
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

PROSPECTUS
CADELER A/S
Shares
in the form of shares or American depositary shares
Cadeler A/S (“Cadeler”) may use this prospectus to offer from time to time shares (“Cadeler Shares”), directly or in the form of American depositary shares (“ADSs”).
In addition, certain selling shareholders to be named in one or more prospectus supplement(s) may sell, from time to time, Cadeler Shares, directly or in the form of ADSs. We will not receive any proceeds from the sale of Cadeler Shares, directly or in the form of ADSs, by any selling shareholder. Except as may be set forth in any prospectus supplement, any selling shareholder will pay the expenses incurred in connection with the sale of their securities.
The Cadeler Shares are admitted to trading on the Oslo Stock Exchange (“OSE”) under the symbol “CADLR.” Cadeler ADSs, each representing four (4) Cadeler Shares, are listed on the New York Stock Exchange (“NYSE”) under the symbol “CDLR.”
You should read this prospectus and the accompanying prospectus supplement carefully before you invest. We or any selling shareholder may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be set forth in the accompanying prospectus supplement. The addresses and telephone numbers of our principal executive offices are set forth on page 12.
Investing in these securities involves certain risks. See “Risk Factors” beginning on page 4.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus dated December 20, 2024.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed on Form F-3 with the Securities and Exchange Commission (“SEC”) utilizing a shelf registration process. Under this shelf process, we or any selling shareholder may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or any selling shareholder may offer. Each time securities are sold pursuant to this prospectus, we will provide a prospectus supplement or other type of offering document or supplement (together referred to herein as a “prospectus supplement”) that will contain specific information about the terms of those securities and their offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. You should read both this prospectus and any accompanying prospectus supplement, together with the additional information described under the section “Where You Can Find More Information About Us,” carefully before you invest. Neither we, nor any selling shareholder, have authorized anyone to provide you with any information or to make any representation other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or any selling shareholder or to which we or any selling shareholder have referred you. The information contained in this prospectus is current only as of the date on the front cover of the prospectus, regardless of the time of delivery or of any sale of our securities.
No offer of these securities will be made in any jurisdiction where the offer is not permitted.
In this prospectus the terms “Company,” “Cadeler,” “we,” “our,” “us” or like terms refer to Cadeler A/S, a public limited liability company incorporated under the laws of Denmark, the term “Cadeler Group” refers to Cadeler together with its subsidiaries on a consolidated basis and the term “Cadeler Board” refers to Cadeler’s board of directors. The term “Cadeler Shares” refers to shares of Cadeler, each with a nominal value of DKK 1.00 per share, and the term “Cadeler ADSs” refers to Cadeler’s American depositary shares, each of which represents four (4) Cadeler Shares.
The term Business Combination refers to Cadeler’s business combination with Eneti Inc., a registered company incorporated under the laws of the Republic of the Marshall Islands (“Eneti,” and, together with its subsidiaries, the “Eneti Group”), which was completed in December 2023.
The terms “U.S. dollars” and “$” refer to the currency of the United States, the term “NOK” refers to Norwegian Kroner and the term “DKK” refers to Danish kroner.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
The information set forth in this prospectus contains “forward-looking statements” as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by terminology such as “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “should,” “project,” “target,” “plan,” “expect,” or the negatives of these terms or variations of them or similar terminology. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based upon current expectations, beliefs, estimates and assumptions that, while considered reasonable as and when made by Cadeler, are, by their nature, subject to significant risks and uncertainties.
In addition, new risks and uncertainties may emerge from time to time, and it is not possible to predict all such risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statements set out herein include:
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the Cadeler Group’s limited number of vessels and its vulnerability in the event of a loss of revenue relating to any such vessel(s);

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risks inherent to Cadeler’s offshore operations,

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the possibility that the utilization of the Cadeler Group’s vessels may be lower than expected and that its backlog of contracts may fail to materialize;

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contractual and non-contractual legal risks related to the Cadeler Group’s operations which may expose the Cadeler Group to financial losses and for which the Cadeler Group may not have adequate insurance coverage;

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risks related to the ordering, construction and delivery of new build vessels and upgrades of existing vessels;

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material weaknesses in the Cadeler Group’s internal control over financial reporting;

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risks relating to technical, maintenance, transportation and other commercial services supplied to the Cadeler Group by third parties;

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increased competition and volatility in demand;

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international, national or local economic, social, political or geopolitical conditions and macroeconomic factors that could adversely affect the Cadeler Group;

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risks deriving from restrictive covenants and other conditions under Cadeler’s financing arrangements and financial risks arising generally as a result of the Cadeler Group’s level of indebtedness;

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risks relating to the failure to retain and recruit key personnel and/or to labor disruptions;

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risks relating to any failure to comply with applicable laws and regulations as well as expectations regarding environmental, social and governance as well as sustainability matters;

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risks related to Danish and U.S. taxation;

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credit, interest and exchange rate risks;

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any failure to realize the anticipated benefits of the Business Combination and risks related to the integration of the acquired business;

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the possible dilution of Cadeler Shares and Cadeler ADSs;

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the limited rights of Cadeler ADS holders; and

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the ability of certain of the Cadeler Group’s largest shareholders to influence matters requiring shareholder approval and affect the price of the Cadeler Shares.

These and other risks and uncertainties may cause actual results to differ materially and adversely from those expressed in any forward-looking statements. Cadeler cautions you not to place undue reliance on any forward-looking statements as they are not guarantees of future performance or outcomes. Actual performance and outcomes, including, without limitation, Cadeler’s actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which Cadeler operates, may differ materially from those made in or suggested by the forward-looking statements contained herein. Except as required by law, Cadeler does not assume any obligation to update or revise the information contained herein, which speaks only as of the date hereof.
For additional information about factors that could cause Cadeler’s results to differ materially from those described in the forward-looking statements, please see the section titled “Item 3. Key Information — D. Risk Factors” in Cadeler’s Annual Report on Form 20-F for the year ended December 31, 2023 (the “2023 Annual Report”), incorporated by reference herein.
Unless required by law, Cadeler has no duty and undertakes no obligation to update or revise any forward-looking statement after the date of this document, whether as a result of new information, future events or otherwise.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risk factors appearing under the section titled “Item 3. Key Information — D. Risk Factors” in our 2023 Annual Report, incorporated herein by reference and in other reports subsequently furnished to the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and incorporated by reference herein, as well as any risks described in any applicable prospectus supplement or in other documents that are incorporated by reference therein. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us. You should carefully consider the aforementioned risks together with the other information in this prospectus and incorporated by reference herein before deciding to invest in our securities. If any of those risks actually occur, our business, financial condition, results of operations or cash flows could be materially and adversely affected. In such a case, the value of our securities could decline, and you could lose all or part of your investment.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US
Cadeler files annual reports on Form 20-F with, and furnishes other reports and information on Form 6-K to, the SEC. However, as a foreign private issuer, we and our shareholders are exempt from some of the Exchange Act reporting requirements, including proxy solicitations rules, the short-swing insider profit disclosure rules of Section 16 of the Exchange Act with respect to our Cadeler Shares and the rules regarding the furnishing of quarterly reports to the SEC, which are required to be furnished only if required or otherwise provided in our home country domicile.
Our filings with the SEC are available through the website maintained by the SEC (www.sec.gov) and on our website at www.cadeler.com. Further, Cadeler’s ADSs are listed on the NYSE and the Cadeler Shares are admitted to trading on the OSE. You can consult reports and other information about Cadeler that it has filed pursuant to the rules of the OSE and the NYSE at such exchanges.
We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Cadeler, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the website maintained by the SEC set out above.
The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring to documents. The information that we incorporate by reference is an important part of this prospectus. We incorporate by reference the following documents and any future filings that we make with the SEC under Sections 13(a), 13(c) and 15(d) of the Exchange Act, until we complete the offerings using this prospectus:
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The 2023 Annual Report, filed with the SEC on March 26, 2024 and any future annual reports filed with the SEC on Form 20-F;

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The report on Form 6-K filed with the SEC on August 27, 2024, containing our interim results for the six-month period ended June 30, 2024;

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The report on Form 6-K filed with the SEC on November 26, 2024, containing our results for the nine-month period ended September 30, 2024; and

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Our reports on Form 6-K (or portions thereof) furnished to the SEC on or after the date of this prospectus only to the extent that the forms expressly state that we incorporate them (or such portions) by reference in this prospectus.

Information that we file with the SEC will automatically update and supersede the information included in this prospectus or previously incorporated by reference into this prospectus. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that we incorporate by reference in this prospectus.
You may request a copy of these filings, at no cost, by writing or telephoning Cadeler at the following address:
Cadeler A/S
Kalvebod Brygge 43
DK-1560 Copenhagen, Denmark
Tel: +45 32463100
Neither we nor any selling shareholder have authorized any other person to give any information not contained in or incorporated by reference into this prospectus or the relevant prospectus supplement or in any free writing prospectus prepared by or on behalf of us or any selling shareholder or to which we or any selling shareholder have referred you. Neither we nor any selling shareholder take responsibility for, or provide assurance as to the reliability of, any other information that others may give you. This prospectus and the relevant prospectus supplement and any free writing prospectus prepared by or on behalf of us or any selling shareholder or to which we or any selling shareholder have referred you constitute an offer to sell only the securities referred to herein and therein, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference into this prospectus and the relevant prospectus supplement and in any free-writing prospectus prepared by or on behalf of us or any selling shareholder or to which we or any selling shareholder have referred you is current only as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES
Cadeler is a public limited company incorporated under the laws of Denmark. The majority of Cadeler’s current directors and executive officers, and certain experts named herein, reside outside the United States. All or a substantial portion of Cadeler’s assets and the assets of those non-resident persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon Cadeler or those persons or to enforce against Cadeler or them, either inside or outside the United States, judgments obtained in U.S. courts, or to enforce in U.S. courts judgments obtained against them in courts in jurisdictions outside the United States, in any action predicated upon the civil liability provisions of the federal securities laws of the United States.
The United States does not have a treaty with Denmark providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Accordingly, a final judgment for the payment of money rendered by a U.S. court based on civil liability may not be directly enforceable in Denmark. However, if the party in whose favor such final judgment is rendered brings a new lawsuit in a competent court in Denmark, that party may submit to the Danish court the final judgment that has been rendered in the United States. A judgment by a federal court or state court in the United States will neither be recognized nor enforced by a Danish court but such judgment may serve as evidence in a Danish court. It is uncertain whether Danish courts would allow actions to be predicated on the securities laws of the United States or other jurisdictions outside Denmark, and Danish courts may deny claims for punitive damages and may grant a reduced amount of damages compared to U.S. courts.

THE COMPANY
Cadeler A/S was incorporated under the laws of Denmark on January 15, 2008 and has, from its incorporation, operated solely in the market for offshore wind. The Cadeler Group currently operates five offshore jack-up windfarm installation vessels, with six new builds on order. In addition to the transportation and installation of offshore wind turbine generators and foundations, the Cadeler Group provides operations and maintenance, accommodation, meteorological mast installation and removal and decommissioning services in the offshore wind industry. Cadeler’s registered and head office is located at Kalvebod Brygge 43, DK-1560, Copenhagen, Denmark. The telephone number of the Company’s registered office is +45 32463100.
You can find more detailed descriptions of Cadeler’s business and recent transactions in the 2023 Annual Report, which is incorporated by reference in this prospectus, or in subsequent filings incorporated by reference in this prospectus.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities offered by this prospectus as set forth in the applicable prospectus supplement.
We will not receive any proceeds from sales of our securities by any selling shareholder.

CAPITALIZATION
Our capitalization will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

LEGAL OWNERSHIP
Street Name and Other Indirect Holders
We generally will not recognize investors who hold securities in accounts at banks or brokers as legal holders of securities. When we refer to the holders of securities, we mean only the actual legal and (if applicable) record holder of those securities. Holding securities in accounts at banks or brokers is called holding in street name. If you hold securities in street name, we will recognize only the bank or broker or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the securities, either because they agree to do so in their customer agreements or because they are legally required. If you hold securities in street name, you should check with your own institution to find out:
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how it handles securities payments and notices;

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whether it imposes fees or charges;

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how it would handle voting if it were ever required;

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whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

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how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders
Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, under the securities run only to persons who are registered as holders of securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold securities in that manner or because the securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.
In the remainder of this description “you” means direct holders and not street name or other indirect holders of securities. Indirect holders should read the previous subsection “Street Name and Other Indirect Holders.”

DESCRIPTION OF CADELER SHARES AND ARTICLES OF ASSOCIATION
Set forth below is certain corporate information and other information relating to the Cadeler Group, the Cadeler Shares and share capital of Cadeler, as well as a description of certain provisions of Cadeler’s articles of association and applicable Danish and Norwegian law in effect at the date of this prospectus, including relevant provisions of the Danish Companies Act. The summary includes certain references to, and descriptions of, material provisions of Cadeler’s articles of association currently in effect. The following description of the Cadeler share capital and corporate status does not purport to be complete and is qualified in its entirety by reference to Cadeler’s articles of association and applicable Danish and Norwegian law. For further information, please refer to the full version of Cadeler’s articles of association, which are included as Exhibit 1.1 to the registration statement of which this prospectus is a part.
General
Cadeler was incorporated on January 15, 2008 as a Danish public limited liability company (in Danish: aktieselskab or A/S) under Danish law and in accordance with the Danish Companies Act. Cadeler is registered with the Danish Business Authority (“DBA”) with company registration number (CVR) no. 31 18 05 03. The legal entity identifier (LEI) number is 9845008439EUED140282. Cadeler was publicly listed on the OSE on November 27, 2020 and Cadeler ADSs were listed on the NYSE on December 15, 2023.
Cadeler’s legal and commercial name is Cadeler A/S. Cadeler also has the secondary names Blue Ocean Ships A/S and Swire Blue Ocean A/S. The headquarters and principal executive offices of Cadeler are located at Kalvebod Brygge 43, DK 1560 Copenhagen V, Denmark, and Cadeler’s telephone number is +45 3246 3100. Cadeler’s website address is www.cadeler.com. The information contained on, or accessible through, the website is not incorporated by reference into this prospectus, and you should not consider any information contained in, or that can be accessed through, the website as part of this prospectus. The website address has been included as an inactive textual reference only.
Share Capital
As of the date of this prospectus, Cadeler’s nominal share capital is DKK 350,957,583 divided into 350,957,583 shares, with each share having a nominal value of DKK 1.00. All Cadeler Shares are issued and fully paid up. The Cadeler Shares are issued under Danish law and are registered in book-entry form with the Norwegian Central Securities Depository (“VPS”).
The Cadeler Shares are not, as of the date of this prospectus, divided into share classes and all Cadeler Shares have the same rights and rank pari passu in respect of voting rights, pre-emptive rights, redemption, conversion and restrictions or limitations according to Cadeler’s articles of associations, and are eligible to receive dividend or proceeds in the event of dissolution and liquidation. No Cadeler Shares carry special rights, restrictions or limitations pursuant to Cadeler’s articles of association.
Each Cadeler Share with a nominal value of DKK 1.00 gives the holder the right to one vote at general meetings of Cadeler’s shareholders. A person registered in the Company’s register of shareholders as a holder of Cadeler Shares and acting in a professional capacity on behalf of other natural or legal persons, including holders of Cadeler ADSs representing Cadeler Shares, may cast votes that are not identical for all such shares. See “Description of American Depositary Shares.”
Cadeler has not issued any securities that are convertible into Cadeler Shares or have warrants attached to them but has granted options and restricted share units, which may be granted to Cadeler’s executive management and selected employees under Cadeler’s long-term incentive program.
Development of Share Capital
The development of Cadeler’s share capital since December 31, 2021 and up to and including the date of this prospectus is set forth in the table below.

Date of approval	Capital Increase, No. of shares of nominal value DKK 1.00 each	Gross Proceeds, NOK thousands	Issued share capital after change, No. of shares of nominal value DKK 1.00 each
Share capital as of December 31, 2021			138,574,468
2022
Capital increase by cash contribution, May 3, 2022	26,175,532	846,000	164,750,000
Capital increase by cash contribution, October 12, 2022	32,850,000	1,018,000	197,600,000
2023
Capital increase by contribution in kind, July 14, 2023(1)	113,809,868	—	311,409,868
2024
Capital increase by cash contribution, February 14, 2024	39,520,000	1,758,640	350,929,868
Capital increase by cash contribution, June 26, 2024	27,715	998	350,957,583

(1)
This capital increase was carried out by issue of Cadeler Shares in connection with the Business Combination which was given effect by the exchange of shares of Eneti’s common stock with Cadeler ADSs, at an exchange ratio of 3.409 Cadeler Shares for 1 share of Eneti’s common stock.

Authorizations to the Cadeler Board
The Cadeler Board is authorized to increase Cadeler’s share capital as follows:
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In accordance with article 3.1 of Cadeler’s articles of association, the Cadeler Board is, until April 22, 2026, authorized to increase the share capital of Cadeler in one or more issues without pre-emptive rights for Cadeler Shareholders by up to a nominal amount of DKK 70,185,000. The capital increase shall take place at or above market price and may be effected by cash payment, conversion of debt or by contribution of assets other than cash. However, pursuant to article 3.5 of Cadeler’s articles of association, the capital increases that the Cadeler Board is authorized to carry out pursuant to Articles 3.1 and 3.2 may not exceed a total nominal amount of DKK 70,185,000.

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In accordance with article 3.2 of Cadeler’s articles of association, the Cadeler Board is, until April 22, 2026, authorized to increase the share capital of Cadeler in one or more issues of new shares with pre-emptive rights for Cadeler Shareholders by up to a nominal amount up to DKK 70,185,000. The capital increase shall take place by cash payment at a subscription price to be determined by the Cadeler Board, which may be below market price. However, pursuant to article 3.5 of Cadeler’s articles of association, the capital increases that the Cadeler Board is authorized to carry out pursuant to Articles 3.1 and 3.2 may not exceed a total nominal amount of DKK 70,185,000.

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In accordance with article 3.3 of Cadeler’s articles of association, the Cadeler Board is, until September 30, 2025, authorized to increase the share capital of Cadeler in one or more issues without pre-emptive rights for Cadeler Shareholders by up to a nominal amount of DKK 5,000,000 in connection with issue of new shares to members of the Cadeler Board, executive management and/or employees of Cadeler and/or of Cadeler’s subsidiaries. The capital increase shall be effected by cash payment at a subscription price to be determined by the Cadeler Board, which may be below market price. Part of the authorization under article 3.3 has been exercised as described in article 3.3.1 of Cadeler’s articles of association, which confirms that a nominal amount of DKK 27,715 of the authorization under article 3.3 of Cadeler’s articles of association has been exercised.

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In accordance with article 3.4 of Cadeler’s articles of association, shares issued pursuant to the Cadeler Board’s authorizations in articles 3.1, 3.2 and 3.3 shall be paid in full, shall be issued in the name of the holder, shall be recorded in the name of the holder in Cadeler’s register of shareholders, shall be negotiable instruments and shall in every respect carry the same rights as the existing Cadeler Shares. The Cadeler Board is authorized to lay down the terms and conditions for capital increases pursuant to the above authorization. The Cadeler Board is also authorized to amend Cadeler’s articles of association as required in connection with the utilization of the above authorizations.

In addition, the Cadeler Board is authorized in the period until April 22, 2028 to approve the acquisition of shares (treasury shares), on one or more occasions, with a total nominal value of up to 10% of the share capital of Cadeler, so long as Cadeler’s holding of treasury shares after such acquisition does not exceed 10% of Cadeler’s share capital. The consideration paid for such Cadeler Shares may not deviate by more than 10% from the official price quoted on the OSE or the NYSE at the date of the agreement or acquisition.
Pre-emptive Rights
Under the Danish Companies Act, Cadeler Shareholders have a pre-emptive right to subscribe for new shares in proportion to their existing shareholdings. However, the pre-emptive right may be derogated from by a majority comprising at least two-thirds of the votes cast, as well as at least two-thirds of the share capital represented at the general meeting, provided the share capital increase takes place at market price or at least nine-tenths of the votes cast, as well as at least nine-tenths of the share capital represented at the general meeting if the share capital increase takes place below market price, unless (i) such capital increase is directed at certain but not all Cadeler Shareholders (in which case all Cadeler Shareholders must consent); or (ii) such capital increase is directed at Cadeler’s employees whereby a majority comprising at least two-thirds of the votes cast, as well as at least two-thirds of the share capital represented at the general meeting is required.
Further, the pre-emptive rights may be derogated from by an exercise of the Cadeler Board of a valid authorization in Cadeler’s articles of association, provided that the share capital increase takes place at or above market price. The Cadeler Shareholders have, via two authorizations, authorized the Cadeler Board to increase the share capital in one or more issues of new shares without pre-emptive rights for the existing Cadeler Shareholders (please see the above section “— Authorizations to the Cadeler Board”). The majority requirements for adopting such authorizations corresponds to those set out in the section just above.
The exercise of pre-emptive rights may be restricted for Cadeler Shareholders resident in certain jurisdictions. Cadeler will describe the procedures to be followed by the holders of Cadeler ADSs for any exercise of pre-emptive rights.
Cadeler intends to evaluate at the time of any issuance of Cadeler Shares subject to pre-emptive rights or in a rights offering, as the case may be, the cost and potential liabilities associated with complying with any local requirements, as well as the indirect benefits to Cadeler of enabling the exercise of non-Danish shareholders of their pre-emptive rights to Cadeler Shares or participation in any rights offer, as the case may be, and any other factors considered appropriate at the time, and then to make a decision as to whether to comply with any local requirements. No assurances are given by Cadeler that local requirements will be complied with so as to enable the exercise of such Cadeler Shareholders’ pre-emptive rights or participation in any rights offer.
Shareholders’ Register
Under Danish law, Cadeler must keep and maintain a shareholders’ register (in Danish: Ejerbog). Cadeler’s shareholder register is operated electronically through the Norwegian Central Securities Depository (in Norwegian: Verdipapirsentralen), or VPS, and maintained on behalf of Cadeler by DNB Bank ASA, Registrars department, company registration number 984 851 006, and having its registered address at Dronning Eufemias gate 30, 0191 Oslo, Norway.
Nominees
An account may be kept on behalf of one or more owners, meaning that a Cadeler Shareholder may appoint a nominee.
A nominee shareholder is entitled to receive dividends and to exercise all subscription and other financial and administrative rights attached to the Cadeler Shares held in its name with VPS. The relationship between the nominee shareholder and the beneficial owner is regulated solely by an agreement between the parties. The nominee is not deemed to be a proxy representing the clients on whose behalf the nominee is acting in a professional capacity. The nominee is entitled to exercise on behalf of the clients the voting rights attaching to shares. The nominee warrants and is required at Cadeler’s request to prove as soon as possible that the nominee exercises the voting rights according to express authorization and instructions from the relevant owner of each share.

With respect to holders of Cadeler ADSs, Cadeler will pay any dividends to the Depositary, as the registered holder of the underlying Cadeler Shares, and the Depositary will pay such amounts to the holders of Cadeler ADSs in proportion to the Cadeler Shares underlying the Cadeler ADSs held by such holders of Cadeler ADSs, subject to the terms of the Deposit Agreement, including the fees and expenses payable thereunder.
The right to appoint a nominee does not eliminate a Cadeler Shareholder’s obligation to notify Cadeler and the Danish Financial Supervisory Authority (“Danish FSA”) of a major shareholding.
Articles of Association and Danish Corporate Law
General Meetings and Voting Rights
Cadeler’s general meetings shall be held in the Capital Region of Denmark. Further, the Cadeler Board may, if deemed appropriate and relevant, resolve to conduct the general meeting electronically without the possibility of physical attendance, provided that Cadeler Shareholders are able to attend, vote and voice their opinion through electronic means. The annual general meeting shall be held each year in due time for the audited and adopted annual report to be received by the relevant authorities before the applicable statutory time limit, i.e. prior to the end of April each year. Not later than eight weeks before the contemplated date of the annual general meeting, Cadeler shall publish the date of the annual general meeting and the deadline for submitting requests for specific proposals to be included in the agenda.
According to the Danish Companies Act and Cadeler’s articles of association, extraordinary general meetings shall be held when determined by the Cadeler Board or requested by Cadeler’s auditor. Furthermore, the Cadeler Board shall convene an extraordinary general meeting with three to five weeks’ notice within two weeks of receipt of a written request from Cadeler Shareholders representing no less than 5% of the share capital containing specific proposals for the business to be transacted at such extraordinary general meeting.
General meetings shall be convened by the Cadeler Board with at least three weeks’ and not more than five weeks’ notice. The notice shall be published on Cadeler’s website. Furthermore, a notice of the general meeting shall be sent electronically to all Cadeler Shareholders recorded in Cadeler’s register of shareholders who have requested such notice.
In accordance with Danish law, the notice shall specify the time and place of the general meeting and the agenda containing the business to be transacted at the general meeting. If a proposal to amend Cadeler’s articles of association is to be considered at the general meeting, the main contents of the proposal shall be specified in the notice. Cadeler’s general meetings shall be held in English. The Cadeler Board may decide to offer simultaneous interpretation into Danish. Documents prepared in connection with or following a general meeting shall be in English and, to the extent required by law or if decided by the Cadeler Board, in Danish.
Each Cadeler Shareholder is entitled to have specific business transacted at the annual general meeting, provided that such Cadeler Shareholder submits a written request to that effect to the Cadeler Board not later than six weeks before the date of the annual general meeting.
The right of each Cadeler Shareholder to attend a general meeting and to vote is determined by the Cadeler Shares held by such Cadeler Shareholder at the record date. The record date is one week before the general meeting. The Cadeler Shares held by each Cadeler Shareholder are determined at the record date based on the number of Cadeler Shares held by such Cadeler Shareholder as registered in Cadeler’s register of shareholders and any notification of ownership received by Cadeler for the purpose of registration in Cadeler’s register of shareholders, but which have not yet been registered.
At the general meeting, each Cadeler Share with a nominal value of DKK 1.00 shall carry one vote. A person, such as the Depositary, registered as a Cadeler Shareholder in the shareholder register in VPS as maintained on behalf of Cadeler by DNB Bank ASA, Registrars department (the “Registered Shareholder”), who is acting in a professional capacity on behalf of other natural or legal persons is not required to vote all of the Cadeler Shares held by such Registered Shareholder in a uniform manner and may, therefore, exercise the voting rights attached to the Cadeler Shares held by such Registered Shareholder in accordance with specific voting instructions provided by the beneficial owners of such Cadeler Shares even if such voting instructions are different. See section “Description of American Depositary Shares.”
A Cadeler Shareholder who is entitled to attend the general meeting pursuant to Cadeler’s articles of association and who wants to attend the general meeting shall notify Cadeler of his/her attendance no later than three days prior to the date of the general meeting. A Cadeler Shareholder may, subject to having notified Cadeler of his/her attendance in accordance with Cadeler’s articles of association, attend in person or by proxy, and the Cadeler Shareholder or the proxy may attend together with an adviser.
The right to vote may be exercised by a written and dated instrument of proxy in accordance with applicable laws. The Cadeler Board may be appointed as proxy. A Cadeler Shareholder who is entitled to participate in the general meeting according to Cadeler’s articles of association may vote by postal vote in accordance with the Danish Companies Act. Such postal votes shall be received by Cadeler no later than two business days before the general meeting. Postal votes cannot be withdrawn.
Resolutions by the General Meetings and Amendments to the Articles of Association
Resolutions at general meetings shall be passed by a simple majority of votes cast, unless otherwise prescribed by law or by Cadeler’s articles of association. Adoption of changes to Cadeler’s articles of association, a dissolution, merger or demerger requires that the resolution is adopted by at least two-thirds of the votes cast as well as the share capital represented at the general meeting. Certain resolutions, which, among other things, limit a Cadeler Shareholder’s voting rights, dividend rights or transferability of Cadeler Shares are subject to approval by at least a nine-tenth majority of the votes cast and the share capital represented at the general meeting. Decisions to impose any or increase any obligations of the Cadeler Shareholders towards Cadeler require unanimity. The provisions in Cadeler’s articles of association relating to a change of the rights of Cadeler Shareholders or a change to the capital are not more stringent than required by the Danish Companies Act.
Redemption and Conversion Provisions
Except as provided for in the Danish Companies Act, no Cadeler Shareholder is under an obligation to have its Cadeler Shares redeemed in whole or in part by Cadeler or by any third party, and none of the shares carry any redemption or conversion rights or any other special rights.
Dissolution and Liquidation
In the event of dissolution and liquidation, Cadeler Shareholders are entitled to participate in the distribution of assets in proportion to their nominal shareholdings after payment of Cadeler’s creditors.
Indication of Takeover Bids
No takeover offers have been made by any third party in respect of Cadeler Shares during the past or current financial year. Cadeler’s articles of association do not contain provisions that are likely to have the effect of delaying, deferring or preventing a change in control of Cadeler.
Provisions as to the Level of Equity Investments to be Notified to Cadeler and the Danish Authorities
Major shareholdings
Shareholders (as well as holders of ADSs) in Danish companies with shares admitted to trading and official listing on a regulated market in the EU/EEA are, pursuant to Section 38 of the Danish Capital Markets Act, required to give simultaneous notice to the company and the Danish FSA, of the shareholding in the company, when the shareholding reaches, exceeds or falls below thresholds of 5%, 10%, 15%, 20%, 25%, 50% or 90% and limits of one-third or two-thirds of the voting rights or nominal value of the total share capital.
A shareholder in a company means a natural or legal person who, directly or indirectly, holds: (i) shares in the company on behalf of itself and for its own account; (ii) shares in the company on behalf of itself, but for the account of another natural or legal person; or (iii) depository receipts (i.e. ADRs), where such holder is considered a shareholder in relation to the underlying shares represented by the depository receipts.
The duty to notify set forth above further applies to natural and legal persons who are entitled to acquire, sell or exercise voting rights which are:
i.
held by a third party with whom that natural or legal person has concluded an agreement, which obliges them to adopt, by concerted exercise of the voting rights they hold, a lasting common policy towards the management of the issuer in question (common duty to inform for all parties to the agreement);

ii.
held by a third party under an agreement concluded with that natural or legal person providing for the temporary transfer of the voting rights in question in return for consideration;

iii.
attached to shares which are lodged as collateral for that natural or legal person, provided the person controls the voting rights and declares an intention of exercising them;

iv.
attached to shares in which that natural or legal person has a lifelong right of disposal;

v.
held, or may be exercised within the meaning of (i) to (iv), by an undertaking controlled by that person or entity;

vi.
attached to shares deposited with that natural or legal person and which the person can exercise at its own discretion in the absence of specific instructions from the shareholders;

vii.
held by a third party in its own name on behalf of that person; or

viii.
exercisable by that person through a proxy where that person may exercise the voting rights at its discretion in the absence of specific instructions of the shareholder.

The duty to notify set forth above also applies to anyone, who directly or indirectly holds (a) financial instruments that afford the holder either an unconditional right to acquire or the discretion as to its right to acquire existing shares (e.g., share options); and/or (b) financial instruments based on existing shares and with an economic effect equal to that of the financial instruments mentioned in (a), regardless of them not affording the right to purchase existing shares (e.g., the Cadeler ADSs or, under the circumstances, cash-settled derivatives linked to the value of Cadeler Shares or Cadeler ADSs representing Cadeler Shares). Holding these kinds of financial instruments counts towards the thresholds mentioned above and may thus trigger a duty to notify by themselves or when accumulated with a holding of shares or ADSs. The Danish FSA will in certain cases publish information concerning sanctions imposed, including, as a general rule, the name of the shareholder in question, as a consequence of non-compliance with the above rules.
The notification shall be made promptly but not later than four weekdays after the shareholder was aware or should have become aware of the completion of the transaction, and in accordance with the provisions of Danish Executive order no. 1172 of 31 October 2017 on Major Shareholders. The shareholder is deemed to have become aware of the completion of the transaction no later than two weekdays after the completion of the transaction. The shareholder shall disclose the change in voting rights and shares, including the number of voting rights (and the division of voting rights between share classes, if applicable) and shares held directly or indirectly by the shareholder following the transaction. The notification shall further state the transaction date on which the threshold was reached or no longer reached and the identity of the shareholder as well as the identity of any natural or legal person with the right to vote on behalf of the shareholder and in the case of a group structure, the chain of controlled undertakings through which voting rights are effectively held. The information shall be notified to the company and simultaneously submitted electronically to the Danish FSA. Failure to comply with the notification requirements is punishable by fine or suspension of voting rights in instances of gross or repeated non-compliance.
When an obligation to notify rests on more than one natural or legal person, the notification may be made through a joint notification. However, use of a joint notification does not exempt the individual shareholders or natural or legal persons from their responsibilities in connection with the obligation to notify or the contents of the notification.

After receipt of the notification, but not later than three weekdays thereafter, the company shall publish the contents of the notification.
A similar duty, as set forth above, also applies to Cadeler’s holding of treasury shares. A Danish company with shares admitted to trading and official listing on a regulated market in the EU/EEA is required to promptly, but not later than four weekdays thereafter, publish an announcement specifying the company’s, direct or indirect, holding of treasury shares, when the holding reaches, exceeds or falls below the thresholds of 5% or 10% of the voting rights or the nominal value of the share capital. This duty applies regardless of whether the company holds the treasury shares itself or through a person acting in his/her/its own name but on the company’s behalf.
Furthermore, the general duty of notification under Section 55 of the Danish Companies Act in respect of notification of significant holdings (similar to the thresholds set out in Section 38 of the Danish Capital Markets Act) applies, including when the limit of 100% of the share capital’s voting rights or nominal value of the company is reached or are no longer reached. Section 58 of the Danish Companies Act provides that a company shall publish information related to major shareholdings received pursuant to Section 55 of the Danish Companies Act in an electronic public register of shareholders which is kept by the DBA.
Short selling
The Short Selling Regulation (236/2012/EU) as amended by Commission Delegated Regulation (EU) 2022/27 of September 27, 2021 includes certain notification requirements in connection with short selling and imposes restrictions on uncovered short selling of shares admitted to trading on a trading venue (including the OSE).
When a natural or legal person has a net short position in relation to the issued share capital of a company that has shares admitted to trading on a trading venue and that net short position reaches or falls below the notification threshold of 0.1% of the issued share capital of a company, such person shall make a notification to the relevant competent authority, which in Denmark is the Danish FSA. Following a notice to the Danish FSA, the natural or legal person is obligated to report changes to the net short position for every 0.1%-point above such threshold, until it goes below the 0.1% threshold. As a result, the natural or legal person shall notify the Danish FSA every time its net short position reaches or crosses 0.1%, 0.2%, 0.3%, etc. of the issuer’s issued share capital. In addition, once such natural or legal person’s net short position reaches, exceeds or falls below the publication threshold of 0.5% of the issued share capital of a company, such person shall make a public notification of its net short position via the Danish FSA. Subsequent changes of 0.1 % to the net short position must also be published as long as the net short position is at or above 0.5%. The obligation to make the net short position available to the public is automatically fulfilled when the net short position is reported to the Danish FSA, since parts of the short selling notification will be publicly available through the Danish FSA’s reporting system. The notification requirements apply to both physical and synthetic short positions. In addition, uncovered short selling (naked short selling) of shares admitted to trading on a trading venue is prohibited.
A natural or legal person is prohibited from entering into a short sale of shares admitted to trading on a trading venue unless one of the following conditions is satisfied: (i) the natural or legal person has borrowed the share or has made alternative provisions resulting in a similar legal effect; (ii) the natural or legal person has entered into an agreement to borrow the share or has another absolutely enforceable claim under contract or property law to be transferred ownership of a corresponding number of securities of the same class so that settlement can be effected when it is due; or (iii) the natural or legal person has an arrangement with a third party under which that third party has confirmed that the share has been located and has taken measures vis-à-vis third parties necessary for the natural or legal person to have a reasonable expectation that settlement can be effected when it is due. Certain exemptions apply to the prohibition, such as in the case of market-makers or in connection with stabilization in accordance with the Commission Delegated Regulation (EU) 2016/1052.
Foreign direct investment
Danish rules on screening of certain foreign direct investments, etc. in Denmark (the “Danish FDI Rules”) apply to foreign direct investments. Under the Danish FDI Rules, a screening mechanism applies to foreign direct investments in certain sensitive sectors, if the foreign investor obtains at least 10% ownership or voting rights, or equivalent control by other means. Among such sensitive sectors are companies and entities within critical infrastructure in Denmark. If a contemplated foreign direct investment in Cadeler is considered to fall within the scope of the mandatory screening mechanism, the foreign investor is required to apply for prior authorization with the Danish Business Authority.
If a foreign investor fails to comply with the Danish FDI Rules, the Danish Business Authority may impose restrictions, such as ordering to reverse the investment or to suspend the foreign investor’s voting rights.
Mandatory Tender Offers
Supervisory authority and applicable law
Matters relating to takeover bids in regard to Cadeler will be under shared jurisdiction between Danish and Norwegian authorities. Additionally, any takeover relating to Cadeler will be subject to both the Danish Capital Markets Act and the Norwegian Securities Trading Act (and related regulations) in accordance with the principles set out in article 4 (2) (b) and (e) of the Directive 2004/25/EC of the European Parliament and of the council of 21 April 2004 on takeover bids, or Directive on Takeover Bids, as amended. Accordingly, if a company is not admitted to trading on a regulated market in the EEA member state in which the company has its registered office, the authority competent to supervise the bid shall be that of the EEA member state on the regulated market of which the company’s securities are admitted to trading, i.e. the OSE in case of Cadeler.
In addition hereto, the Directive on Takeover Bids, article 4 (2) (e) determines that:
i.
Matters relating to the consideration offered in the case of a bid, in particular the price, and matters relating to the bid procedure, in particular the information on the offeror’s decision to make a bid, the contents of the offer document and the disclosure of the bid, shall be dealt with in accordance with the rules of the EEA member state of the competent authority, i.e. the Norwegian Securities Trading Act and related regulations in case of Cadeler; and

ii.
Matters relating to the information to be provided to the employees of the offeree company and in matters relating to company law, in particular the percentage of voting rights which confers control and any derogation from the obligation to launch a bid, as well as the conditions under which the board of the offeree company may undertake any action which might result in the frustration of the bid, the applicable rules and the competent authority shall be those of the EEA member state in which the offeree company has its registered office, i.e. the Danish regulation in case of Cadeler.

Danish Law on mandatory tender offers
It follows from section 45 of the Danish Capital Markets Act that if a shareholding is transferred, directly or indirectly, in a company with one or more share classes admitted to trading on a regulated market, to an acquirer or to persons acting in concert with such acquirer, the acquirer and the persons acting in concert with such acquirer, if applicable, shall give all shareholders of the company the option to dispose of their shares on identical terms, if the acquirer, or the persons acting in concert with such acquirer, as a result of the transfer, gains control over the company.
Control exists if the acquirer, or persons acting in concert with such acquirer, directly or indirectly, holds at least one-third (1/3) of the voting rights in the company, unless it can be clearly proven in the specific case that such ownership does not constitute control. An acquirer, or persons acting in concert with such acquirer, who does not hold at least one-third of the voting rights in a company, nevertheless has control when the acquirer has or persons acting in concert with such acquirer have:
i.
the right to control at least one-third of the voting rights in the company according to an agreement with other investors; or

ii.
the right to appoint or dismiss a majority of the members of the central governing body of the company.

Voting rights attached to treasury shares shall be included in the calculation of voting rights.
The Danish Capital Markets Act contains specific exemptions from the obligation to submit a mandatory takeover offer, including transfers of shares by inheritance or transfer within the same group and as a result of a creditor’s debt enforcement proceedings. Exemptions from the mandatory tender offer rules may be granted under special circumstances by the Danish FSA.
The Danish Executive Order no. 636 of 15 May 2020 on Takeover Bids will not be applicable in relation to takeover bids concerning Cadeler in accordance with the principles set out above on shared jurisdiction.
Norwegian Law
When a mandatory offer obligation is triggered, the person subject to the obligation is required to immediately notify the OSE and the company in question accordingly. The notification must state whether an offer will be made to acquire the remaining shares in the company or whether a sale will take place. As a rule, a notification to the effect that an offer will be made cannot be retracted. The offer and the offer document required are subject to approval by the OSE, in its capacity as Take-over Authority of Norway, before the offer is submitted to the shareholders or made public.
The offer price per share must be at least as high as the highest price paid or agreed to be paid by the offeror for the shares in the six-month period prior to the date the threshold was exceeded. If the acquirer acquires or agrees to acquire additional shares at a higher price prior to the expiration of the mandatory offer period, the acquirer is obliged to restate its offer at such higher price. A mandatory offer must be in cash or contain a cash alternative at least equivalent to any other consideration offered.
In case of failure to make a mandatory offer or to sell the portion of the shares that exceeds the relevant mandatory offer threshold within four weeks, the OSE may force the acquirer to sell the shares exceeding the threshold by public auction. Moreover, a shareholder who fails to make an offer may not, as long as the mandatory offer obligation remains in force, exercise rights in the company, such as voting in a general meeting, without the consent of a majority of the remaining shareholders. The shareholder may, however, exercise his/her/its rights to dividends and pre-emptive rights in the event of a share capital increase. If the shareholder neglects his/her/its duties according to the Norwegian Securities Trading Act chapter 6, the OSE may impose a cumulative daily fine that accrues until the circumstance has been rectified.
Compulsory Acquisition
Where a shareholder holds more than 90% of the share capital in a company and a corresponding proportion of the voting rights, such shareholder may, pursuant to section 70 of the Danish Companies Act, compulsorily redeem the shares held by the remaining minority shareholders. Furthermore, where a shareholder holds more than 90% of the share capital in a company and a corresponding proportion of the voting rights, the other shareholders may require that such shareholder acquire their shares pursuant to section 73 of the Danish Companies Act.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
The following is a summary of the general terms and provisions of the deposit agreement dated December 19, 2023 between Cadeler, JPMorgan Chase Bank, N.A., in its capacity as depositary (the “Depositary”) and all holders and beneficial owners from time to time of ADRs issued thereunder (the “Deposit Agreement”). This summary does not purport to be complete. ADS holders should read the Deposit Agreement, which is filed as Exhibit 4.2 to the registration statement of which this prospectus is a part.
American Depositary Receipts
Each Cadeler ADS represents an ownership interest in four (4) Cadeler Shares, deposited with the custodian, as agent of the Depositary, under the Deposit Agreement, evidencing Cadeler ADSs issued thereunder.
The Depositary’s office is located at 383 Madison Avenue, Floor 11, New York, NY 10179, United States of America.
The ADS-to-share ratio is subject to amendment as provided in the form of ADR (which may give rise to fees contemplated by the form of ADR); provided that the ratio shall not result in an ADR holder being entitled to a fractional Cadeler Share. In the future, each Cadeler ADS will also represent any securities, cash or other property deposited with the Depositary but which they have not distributed directly to ADS holders. The form of ADR is attached to the form of Deposit Agreement which is attached as Exhibit 4.2 to the registration statement of which this prospectus is a part.
A beneficial owner is any person or entity having a beneficial ownership interest in Cadeler ADSs and thereby also having the beneficial ownership interest in the Deposited Securities (as defined below) represented by Cadeler ADSs. A beneficial owner need not be the holder of the ADR. If a beneficial owner of Cadeler ADSs is not an ADR holder, such beneficial owner must rely on the holder of the ADR(s) in order to assert any rights or receive any benefits under the Deposit Agreement. A beneficial owner shall only be able to exercise any right or receive any benefit under the Deposit Agreement solely through the holder of the ADR(s) owned by such beneficial owner. The arrangements between a beneficial owner of Cadeler ADSs and the holder of the corresponding ADRs may affect the beneficial owner’s ability to exercise any rights it may have.
An ADR holder shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the Cadeler ADSs registered in such ADR holder’s name for all purposes under the Deposit Agreement and ADRs. The Depositary’s only notification obligations under the Deposit Agreement and the ADRs, other than to Cadeler as provided in the Deposit Agreement, is to registered ADR holders. Notice to an ADR holder shall be deemed, for all purposes of the Deposit Agreement and the ADRs, to constitute notice to any and all beneficial owners of the Cadeler ADSs evidenced by such ADR holder’s ADRs.
Unless certificated ADRs are specifically requested, all Cadeler ADSs are issued on the books of the Depositary in book-entry form, and periodic statements are mailed to ADS holders reflecting such ADS holders’ ownership interest in such Cadeler ADSs. In this description, references to ADRs shall include the statements ADS holders receive reflecting such ADS holders’ ownership of Cadeler ADSs.
ADS holders may hold Cadeler ADSs either directly or indirectly through their broker or other financial institution. If ADS holders hold Cadeler ADSs directly, by having a Cadeler ADS registered in their name on the books of the Depositary, ADS holders are ADR holders. This description assumes ADS holders hold their Cadeler ADSs directly. If ADS holders hold the ADSs through their broker or financial institution nominee, ADS holders must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. ADS holders should consult with their broker or financial institution to find out what those procedures are.
The laws of Denmark govern the rights of existing holders of Cadeler Shares (the “Cadeler Shareholders”). Because the Depositary or its nominee are the shareholder of record for the Cadeler Shares represented by all outstanding Cadeler ADSs, Cadeler Shareholder rights are exercised through such record holder. Such ADS holders’ rights are those of an ADR holder or of a beneficial owner. Such rights derive from the terms of the Deposit Agreement and, in the case of a beneficial owner, from the arrangements between the beneficial owner and the holder of the corresponding ADRs. The obligations of the Depositary and its agents are also set out in the Deposit Agreement. Because the Depositary or its nominee are actually the registered owner of the Cadeler Shares, ADS holders must rely on it to exercise the rights of a Cadeler Shareholder on such ADS holders’ behalf.
The Deposit Agreement, the ADRs and the Cadeler ADSs are governed by New York law.
By holding or owning an ADR or Cadeler ADS or an interest therein, ADR holders and beneficial owners each irrevocably agree that any legal suit, action or proceeding against or involving the Depositary and/or Cadeler brought by ADR holders or beneficial owners, arising out of or based upon the Deposit Agreement, the Cadeler ADSs, the ADRs or the transactions contemplated therein or thereby, including, without limitation, claims under the Securities Act, may be instituted only in the United States Court for the Southern District of New York (or in the state courts of New York County in New York) if either:
•
the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, or

•
the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable.

The following is a summary of what Cadeler believes to be the material terms of the Deposit Agreement and the ADRs. Notwithstanding this, because it is a summary, it may not contain all the information that ADS holders may otherwise deem important. For more complete information, ADS holders should read the entire Deposit Agreement and the form of ADR containing the terms of Cadeler ADSs. ADS holders can read a copy of the Deposit Agreement that is filed as Exhibit 4.2 to the registration statement of which this prospectus is a part. ADS holders may also obtain a copy of the Deposit Agreement at the SEC’s Public Reference Room, which is currently located at 100 F Street, NE, Washington, DC 20549. ADS holders may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. ADS holders may also find the Registration Statement and the attached Deposit Agreement through the EDGAR system on the SEC’s internet website at http://www.sec.gov.
Share Dividends and Other Distributions
How do ADS holders receive dividends and other distributions on the Cadeler Shares underlying ADSs?
Cadeler may make various types of distributions with respect to its securities. The Depositary has agreed that, to the extent practicable, it will pay to ADS holders the cash dividends or other distributions it or the custodian receives on Cadeler Shares or other Deposited Securities, after making any necessary deductions for fees, charges and expenses provided for in the Deposit Agreement. The Depositary may utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities and/or property under the Deposit Agreement. Such division, branch and/or affiliate may charge the Depositary a fee in connection with such sales, which fee is considered an expense of the Depositary. ADS holders will receive these distributions in proportion to the number of underlying securities that such ADS holders’ Cadeler ADSs represent.
Except as stated below, the Depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:
•
Cash.   The Depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof, on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being permissible and practicable with respect to certain registered ADR holders, and (iii) deduction of the Depositary’s and/or its agents’ fees and expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the Depositary cannot convert a foreign currency, ADS holders may lose some or all of the value of the distribution.
To the extent that any of the Deposited Securities is not or shall not be entitled, by reason of its date of issuance, or otherwise, to receive the full amount of such cash dividend, distribution, or net proceeds of sales, the Depositary shall make appropriate adjustments in the amounts distributed to the ADR holders issued in respect of such Deposited Securities. To the extent Cadeler or the Depositary is required to withhold from any cash dividend, distribution or net proceeds from sales in respect of any Deposited Securities an amount for taxes, the amount distributed on the Cadeler ADSs issued in respect of such Deposited Securities shall be reduced accordingly.
To the extent the Depositary determines in its discretion that it would not be permitted by applicable law, rule or regulation, or it would not otherwise be practicable, to convert foreign currency into U.S. dollars and/or distribute such U.S. dollars to any or all of the ADR holders entitled thereto, the Depositary may, after consultation with the Company, distribute some or all of the foreign currency received by the Depositary as it deems permissible and practicable to, or retain and hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the ADR holders entitled to receive the same
•
Shares.   In the case of a distribution in Cadeler Shares, the Depositary will issue additional ADRs to evidence the number of Cadeler ADSs representing such Cadeler Shares. Only whole Cadeler ADSs will be issued. Any Cadeler Shares that would result in fractional Cadeler ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•
Rights to receive additional Cadeler Shares.   In the case of a distribution of rights to subscribe for additional Cadeler Shares or other rights, if Cadeler timely provides evidence satisfactory to the Depositary that it may lawfully distribute such rights, the Depositary will distribute warrants or other instruments in the discretion of the Depositary representing such rights. However, if Cadeler does not timely furnish such evidence, the Depositary may:

i.
sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

ii.
if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse. Cadeler has no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

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Other Distributions.   In the case of a distribution of securities or property other than those described above, the Depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

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Elective Distributions.   In the case of a dividend payable at the election of Cadeler Shareholders in cash or in additional Cadeler Shares, Cadeler will notify the Depositary at least 30 days prior to the proposed distribution stating whether or not Cadeler wishes such elective distribution to be made available to ADR holders, provided that in the event such notice is not received by the Depositary from Cadeler at least 30 days prior to the date of the distribution, the Depositary shall only be obligated to use commercially reasonable efforts to make such elective distribution available to ADR holders. The Depositary shall make such elective distribution available to ADR holders only if (i) Cadeler shall have timely requested that the elective distribution is available to ADR holders, (ii) the Depositary shall have determined that such distribution is reasonably practicable and (iii) the Depositary shall have received satisfactory documentation within the terms of the Deposit Agreement including any legal opinions of counsel that the Depositary in its reasonable discretion may request, in accordance with the Deposit Agreement. If the above conditions are not satisfied, the Depositary shall, to the extent permitted by law, distribute to the ADR holders, on the basis of the same determination as is made in the local market in respect of the Cadeler Shares for which no election is made, either (x) cash or (y) additional Cadeler ADSs representing such additional Cadeler Shares. If the above conditions are satisfied, the Depositary shall establish procedures to enable ADR holders to elect the receipt of the proposed dividend in cash or in additional Cadeler ADSs. There can be no assurance that ADR holders or beneficial owners of Cadeler ADSs generally, or any ADR holder or beneficial owner of Cadeler ADSs in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the Cadeler Shareholders.
To the extent that the Depositary determines in its discretion that any distribution would not be permissible by applicable law, rule or regulation, or is not otherwise practicable with respect to any or all ADR holders, the Depositary may make such distribution as it so deems practicable, including the distribution of some or all of any cash, foreign currency, securities or other property (or appropriate documents evidencing the right to receive some or all of any such cash, foreign currency, securities or other property), and/or the Depositary may retain and hold some or all of such cash, foreign currency, securities or other property as Deposited Securities with respect to the applicable ADR holders’ ADRs (without liability for interest thereon or the investment thereof).
To the extent the Depositary retains and holds any cash, foreign currency, securities or other property as permitted under the Deposit Agreement, any and all fees, charges and expenses related to, or arising from, the holding thereof (including, but not limited to those described under “— Fees and Expenses” below) shall be paid from such cash, foreign currency, securities or other property, or the net proceeds from the sale thereof, thereby reducing the amount so held.
Sales of Cadeler Shares, other securities and property pursuant to the Deposit Agreement may be made in a block sale or single lot transaction by the Depositary. The Depositary may, but shall not be obligated, to effect any sale of securities or property pursuant to the Deposit Agreement unless the securities to be sold are listed and publicly traded on a securities exchange or there is a public market for the property to be sold.
Any U.S. dollars will be paid via wire transfer and/or distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the Depositary in accordance with its then current practices.
The Depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.
There can be no assurance that the Depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, Cadeler Shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies, which are currently set forth on the “Disclosures” page (or successor page) of www.adr.com (as updated by the Depositary from time to time, “ADR.com”).
Deposit, Withdrawal and Cancellation
How does the Depositary issue Cadeler ADSs?
The Depositary will issue Cadeler ADSs if ADS holders or such ADS holders’ broker deposit Cadeler Shares or evidence of rights to receive Cadeler Shares with the custodian and pay the fees and expenses owing to the Depositary in connection with such issuance.
Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as Depositary for the benefit of holders of ADRs or in such other name as the Depositary shall direct.
The custodian will hold all deposited Cadeler Shares for the account and to the order of the Depositary, in each case for the benefit of ADR holders, to the extent not prohibited by law. ADR holders and beneficial owners have such rights as are contained in the Deposit Agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited Cadeler Shares. The deposited Cadeler Shares and any such additional items are referred to as “Deposited Securities.”
Deposited Securities are not intended to, and shall not, constitute proprietary assets of the Depositary, the custodian or their nominees. Beneficial ownership in Deposited Securities (including any economic right and the right to withdraw the Cadeler Shares and exercise any shareholder rights under Danish law directly as the holder of the Cadeler Shares) is intended to be, and shall at all times during the term of the Deposit Agreement continue to be, vested in the holders of the Cadeler ADSs and, subject to any arrangements between the ADR holders and the beneficial Owners of the Cadeler ADSs held by such holders, the beneficial owners of the Cadeler ADSs representing such Deposited Securities. Notwithstanding anything else contained herein, in the Deposit Agreement, in the form of ADR and/or in any outstanding Cadeler ADSs, the Depositary, the custodian and their respective nominees are intended to be, and shall at all times during the term of the Deposit Agreement be, the record holder(s) only of the Deposited Securities represented by the Cadeler ADSs for the benefit of the ADR holders. The Depositary, on its own behalf and on behalf of the custodian and their respective nominees, disclaims any beneficial ownership interest in the Deposited Securities held on behalf of the ADR holders.
Upon each deposit of Cadeler Shares, receipt of related delivery documentation and compliance with the other provisions of the Deposit Agreement, including the payment of the fees and charges of the Depositary and any taxes or other fees or charges owing, the Depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of Cadeler ADSs to which such person is entitled. All of the Cadeler ADSs issued will, unless specifically requested to the contrary, be part of the Depositary’s direct registration system, and a registered holder will receive periodic statements from the Depositary which will show the number of Cadeler ADSs registered in such holder’s name. An ADR holder can request that the Cadeler ADSs not be held through the Depositary’s direct registration system and that a certificated ADR be issued.
How do ADR holders cancel a Cadeler ADS and obtain Deposited Securities?
When ADS holders turn in such ADS holders’ ADR certificate at the Depositary’s office, or when ADS holders provide proper instructions and documentation in the case of direct registration Cadeler ADSs, the Depositary will, upon payment of applicable fees, charges and taxes, deliver the underlying Cadeler Shares to ADS holders or upon such ADS holders’ written order. Delivery of Deposited Securities in certificated form will be made at the custodian’s office. At such ADS holders’ request, risk and expense, the Depositary may deliver Deposited Securities, including certificates therefor, at a place other than the Depositary’s office.
The Depositary may only restrict the withdrawal of Deposited Securities in connection with:
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temporary delays caused by closing the transfer books of the Depositary or Cadeler’s shareholder registry or the deposit of Cadeler Shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

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the payment of fees, taxes and similar charges; or

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compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of Deposited Securities.

This right of withdrawal may not be limited by any other provision of the Deposit Agreement.
Record Dates
The Depositary may, after consultation with Cadeler, if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by Cadeler with respect to the Cadeler Shares) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):
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to receive any distribution on or in respect of Deposited Securities,

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to give instructions for the exercise of voting rights at a meeting of Cadeler Shareholders,

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to pay any fees, expenses or charges assessed by, or owing to, the Depositary for administration of the ADR program as provided for in the ADR, or

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to receive any notice or to act in respect of other matters,

all subject to the provisions of the Deposit Agreement.

Voting Rights
How do ADS holders vote?
If ADS holders are ADR holders and the Depositary distributes a voting notice and thereby asking ADS holders to provide it with voting instructions, ADS holders may instruct the Depositary how to exercise the voting rights, if any, pertaining to the Cadeler Shares underlying such ADS holders’ Cadeler ADSs. As soon as practicable after receipt from Cadeler of notice of any meeting at which the Cadeler Shareholders are entitled to vote, or of solicitation of consents or proxies from Cadeler Shareholders, the Depositary shall fix the Cadeler ADS record date in accordance with the provisions of the Deposit Agreement, provided that if the Depositary receives a written request from Cadeler in a timely manner and at least 30 days, if practicable, prior to the date of such vote or meeting, the Depositary shall, at Cadeler’s expense, distribute to the registered ADR holders a “voting notice” stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each ADR holder on the ADS record date set by the Depositary will, subject to any applicable provisions of the laws of Denmark and the rules, regulations and requirements of any securities exchange on which the Cadeler Shares are listed, be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the Cadeler ADSs evidenced by such ADR holder’s ADRs and (iii) the manner in which such instructions may be given, including, without limitations, any requirements that Cadeler ADSs be blocked for trading for a specified period of time leading up to and including the record date for the Cadeler Shares for such meeting or solicitation and/or Cadeler Shares represented by Cadeler ADSs for which instructions are provided be withdrawn and registered in the name of the instructing ADR holder, and instructions to give a discretionary proxy to a person (not being the Depositary) designated by Cadeler, provided, further, that in the event a written request of Cadeler to distribute a voting notice is not received by the Depositary at least 30 days prior to the date of such vote or meeting, the Depositary shall only be obligated to use commercially reasonable efforts to effect the distribution of such voting notice. Each ADR holder shall be solely responsible for the forwarding of voting notices to the beneficial owners of Cadeler ADSs registered in such ADR holder’s name. There is no guarantee that ADR holders and beneficial owners generally or any holder or beneficial owner in particular will receive the notice described above with sufficient time to enable such ADR holder or beneficial owner to return any voting instructions to the Depositary in a timely manner.
Following actual receipt by the ADR department responsible for proxies and voting of ADR holders’ instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC), the Depositary shall, in the manner and on or before the time established by the Depositary for such purpose, endeavor to vote or cause to be voted the Deposited Securities represented by the Cadeler ADSs evidenced by such ADR holders’ ADRs in accordance with such instructions insofar as practicable and permitted under Danish laws, Cadeler’s articles of association and the provisions of or governing Deposited Securities.
ADR holders are strongly encouraged to forward their voting instructions to the Depositary as soon as possible. For instructions to be valid, the ADR department of the Depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the Depositary prior to such time. The Depositary or the Custodian will and may not itself exercise any voting discretion in respect of Deposited Securities or in any way use it for purposes of establishing a quorum, except pursuant to and in accordance with such written instructions from ADR holders. Cadeler Shares or other Deposited Securities for which no voting instructions, or no specific voting instructions, are received by the Depositary from the ADR holder shall not be voted or in any way used for purposes of establishing a quorum. Pursuant to the Danish Companies Act, voting rights may only be exercised by the Depositary according to express authorization and instructions from the ADR holder. The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any voting instructions are given, including instructions to give a discretionary proxy to a person designated by Cadeler, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the Depositary is instructed to grant a discretionary proxy, or for the effect of any such vote. Notwithstanding anything contained in the Deposit Agreement or any ADR, the Depositary may, to the extent not prohibited by any law, rule, or regulation, or by the rules, regulations or requirements of any stock exchange on which the Cadeler ADSs are listed, in lieu of distribution of the materials provided to the Depositary in connection with any meeting of or solicitation of consents or proxies from holders of Deposited Securities, distribute to the registered holders of ADRs a notice that provides such ADR holders with or otherwise publicizes to such ADR holders instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials). Voting instructions will not be deemed received until such time as the ADR department responsible for proxies and voting has received such instructions, notwithstanding that such instructions may have been physically received by the Depositary, prior to such time.
The Depositary has been advised by Cadeler that under the laws of Denmark and the articles of association of Cadeler, each as in effect as of the date of the Deposit Agreement, a precondition for exercising any such voting rights at any meeting of Cadeler Shareholders is that the holder of Cadeler ADSs providing voting instructions on the Cadeler ADSs record date remains a holder with respect to such Cadeler ADSs on the record date fixed by Cadeler under Danish law for such meeting (the “Danish Record Date”). By providing voting instructions to the Depositary, the holder of Cadeler ADSs is deemed to agree that it will remain a registered holder of the Cadeler ADSs for which it is providing voting instructions until at least the Danish Record Date or such other date required under applicable Danish law. At any meeting of Cadeler Shareholders, each Cadeler Share with a nominal value of DKK 1.00 shall carry one vote. Holders of Cadeler ADSs may instruct the Depositary how to vote the number of Cadeler Shares their Cadeler ADSs represent. The Cadeler Board may be appointed to vote on behalf of the holder of Cadeler ADSs as proxy. Such postal votes shall be received by Cadeler no later than two business days before the meeting of Cadeler Shareholders. Postal votes cannot be withdrawn. Resolutions at any meeting of Cadeler Shareholders shall be passed by a simple majority of votes cast, unless otherwise prescribed by law or by Cadeler’s articles of association. Adoption of changes to Cadeler’s articles of association, a dissolution, merger or demerger requires that the resolution is adopted by at least two-thirds of the votes cast as well as the share capital represented at the general meeting. Certain resolutions, which, among other things, limit the voting rights of Cadeler Shareholders, dividend rights or transferability of Cadeler Shares are subject to approval by at least a nine-tenth majority of the votes cast and the share capital represented at the meeting of Cadeler Shareholders. Decisions to impose any or increase any obligations of the Cadeler Shareholders towards Cadeler require unanimity.
Reports and Other Communications
Will ADR holders be able to view Cadeler’s reports?
The Depositary will make available for inspection by ADR holders at the offices of the Depositary in the United States the Deposit Agreement, the provisions of or governing Deposited Securities, and any written communications from Cadeler which are both received by the custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities.
Additionally, if Cadeler makes any written communications generally available to Cadeler Shareholders, and furnishes copies thereof (or English translations or summaries) to the Depositary, it will distribute the same to registered ADR holders.
Fees and Expenses
What fees and expenses are ADS holders responsible for paying?
The Depositary may charge each person to whom Cadeler ADSs are issued, including, without limitation, issuances against deposits of Cadeler Shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by Cadeler or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the Cadeler ADSs or Deposited Securities, and each person surrendering Cadeler ADSs for withdrawal of Deposited Securities or whose ADRs are cancelled or reduced for any other reason, a fee of up to $5.00 for each 100 Cadeler ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, or upon which a share distribution or elective distribution is made or offered, as the case may be. The Depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge. Each ADR holder acknowledges that in such situation such a sale is in the best interest and for the benefit of such holder.
The following additional fees, charges and expenses shall also be incurred by the ADR holders, the beneficial owners, by any party depositing or withdrawing Cadeler Shares or by any party surrendering Cadeler ADSs and/or to whom Cadeler ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by Cadeler or an exchange of stock regarding the Cadeler ADSs or the Deposited Securities or a distribution of Cadeler ADSs), whichever is applicable:
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a fee of up to U.S.$0.05 per Cadeler ADS held for any cash distribution made, or for any elective cash/stock dividend offered, pursuant to the Deposit Agreement;

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an aggregate fee of up to U.S.$0.05 per Cadeler ADS per calendar year (or portion thereof) for services performed by the Depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the Depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

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an amount for the reimbursement of such charges and expenses as are incurred by the Depositary and/or any of its agents (including, without limitation, the custodian, as well as charges and expenses incurred on behalf of ADR holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the Cadeler Shares or other Deposited Securities, the sale of securities (including, without limitation, Deposited Securities), the delivery of Deposited Securities or otherwise in connection with the Depositary’s or its custodian’s compliance with applicable law, rule or regulation (which charges and expenses may be assessed on a proportionate basis against ADR holders as of the record date or dates set by the Depositary and shall be payable at the sole discretion of the Depositary by billing such ADR holders or by deducting such charge or expense from one or more cash dividends or other cash distributions);

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a fee of up to U.S.$0.05 per Cadeler ADS held for the direct or indirect distribution of securities (other than Cadeler ADSs or rights to purchase additional Cadeler ADSs as described under “— Share Dividends and Other Distributions” above) or the net cash proceeds from the public or private sale of any such securities, regardless of whether any such distribution and/or sale is made by, for, or received from, or (in each case) on behalf of, the Depositary, Cadeler and/or any third party (which fee may be assessed against ADR holders as of a record date set by the Depositary);

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stock transfer or other taxes and other governmental charges;

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a transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission or any other method of communication) as disclosed on the “Disclosures” page (or successor page) of ADR.com and any applicable delivery expenses (which are payable by such persons or holders);

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transfer or registration fees for the registration of transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities; and

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fees of any division, branch or affiliate of the Depositary utilized by the Depositary to direct, manage and/or execute any public and/or private sale of securities under the Deposit Agreement.

To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the Depositary may engage the foreign exchange desk within JPMorgan Chase Bank, N.A. (the “Bank”) and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars (“FX Transactions”). For certain currencies, FX Transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity. For other currencies, FX Transactions are routed directly to and managed by an unaffiliated local custodian (or other third-party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such FX Transactions.
The foreign exchange rate applied to an FX Transaction will be either (a) a published benchmark rate, or (b) a rate determined by a third-party local liquidity provider, in each case plus or minus a spread, as applicable. The Depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the “Disclosures” page (or successor page) of ADR.com. Such applicable foreign exchange rate and spread may (and neither the Depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the FX Transaction. Additionally, the timing of execution of an FX Transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on the Depositary, Cadeler, holders or beneficial owners. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity.
Notwithstanding the foregoing, to the extent Cadeler provides U.S. dollars to the Depositary, neither the Bank nor any of its affiliates will execute an FX Transaction as set forth herein. In such case, the Depositary will distribute the U.S. dollars received from Cadeler.
Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of FX Transactions will be provided by the Depositary on ADR.com. Each holder and beneficial owner by holding or owning an ADR or Cadeler ADS or an interest therein, and we, each acknowledge and agree that the terms applicable to FX Transactions disclosed from time to time on ADR.com will apply to any FX Transaction executed pursuant to the Deposit Agreement.
Cadeler will pay all other fees, charges and expenses of the Depositary and any agent of the Depositary (except the custodian) pursuant to agreements from time to time between Cadeler and the Depositary.
The right of the Depositary to charge and receive payment of fees, charges and expenses survives the termination of the Deposit Agreement, and shall extend for those fees, charges and expenses incurred prior to the effectiveness of any resignation or removal of the Depositary.
The fees and charges described above may be amended from time to time by agreement between Cadeler and the Depositary.
The Depositary may make available to Cadeler a set amount or a portion of the Depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as Cadeler and the Depositary may agree from time to time. The Depositary collects its fees for issuance and cancellation of Cadeler ADSs directly from investors depositing Cadeler Shares or surrendering Cadeler ADSs for the purpose of withdrawal or from intermediaries acting for them. The Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The Depositary may collect its annual fee for Depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The Depositary will generally set off the amounts owing from distributions made to holders of Cadeler ADSs. If, however, no distribution exists and payment owing is not timely received by the Depositary, the Depositary may refuse to provide any further services to ADR holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the Depositary, all fees and charges owing under the Deposit Agreement are due in advance and/or when declared owing by the Depositary.
The Depositary may agree to reduce or waive certain fees, charges and expenses provided in the ADRs and in the Deposit Agreement, including, without limitation, those described above that would normally be charged on Cadeler ADSs issued to or at the direction of, or otherwise held by, Cadeler and/or certain ADR holders and beneficial owners and holders and beneficial owners of Cadeler Shares.
Payment of Taxes
ADR holders or beneficial owners must pay any tax or other governmental charge payable by the custodian or the Depositary on any Cadeler ADS or ADR, deposited security or distribution. If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the Depositary with respect to any ADR, any Deposited Securities represented by the Cadeler ADSs evidenced thereby or any distribution thereon, such tax or other governmental charge shall be paid by the ADR holder thereof to the Depositary and by holding or owning, or having held or owned, an ADR or any Cadeler ADSs evidenced thereby, the ADR holder and all beneficial owners thereof, and all prior ADR holders and beneficial owners thereof, jointly and severally, agree to indemnify, defend and save harmless each of the Depositary and its agents in respect of such tax or governmental charge.
Neither the Depositary, nor any of its agents, shall be liable to holders or beneficial owners of the Cadeler ADSs and ADRs for failure of any of them to comply with applicable tax laws, rules and/or regulations. Notwithstanding the Depositary’s right to seek payment from current and former ADR holders and beneficial owners, ADR holder(s) and beneficial owner(s) (and all prior ADR holder(s) and beneficial owner(s)) acknowledge and agree that the Depositary has no obligation to seek payment of amounts owing for tax and other governmental charges from any current or former beneficial owner of Cadeler ADSs and ADRs. If an ADR holder owes any tax or other governmental charge, the Depositary may also deduct from any distributions on or in respect of Deposited Securities, or sell any part or all of such Deposited Securities (by public or private sale) for the account of the ADR holder and may apply such deduction or the proceeds or any such sale in payment of such tax or other governmental charge, the ADR holder remaining liable for any deficiency, and shall reduce the number of Cadeler ADSs evidenced by the ADR to reflect any such sales of Cadeler Shares. If any tax or governmental charge is unpaid, the Depositary may also refuse to effect any registration, registration of transfer, split-up or combination of Deposited Securities or withdrawal of Deposited Securities until such payment is made. By holding or owning an ADR or ADS or an interest therein, ADR holders and beneficial owners of Cadeler ADSs acknowledge that in such situation such a sale is in the best interest and for the benefit of the ADR holders and beneficial owners. In connection with any distribution to ADR holders, Cadeler will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by Cadeler; and the Depositary and the custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the custodian. If any tax or governmental charge is required to be withheld, the Depositary may, in the case of any distribution in property other than cash (including Cadeler Shares or rights) on Deposited Securities dispose of all or a portion of such property (by public or private sale) in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes and distribute the net proceeds of any such property after deduction of such taxes to the ADR holders entitled thereto.
As ADR holders or beneficial owners, ADS holders will be agreeing to indemnify Cadeler, the Depositary, its custodian and any of Cadeler’s or the Depositary’s respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained which obligations shall survive any transfer or surrender of Cadeler ADSs or the termination of the Deposit Agreement.
Reclassifications, Recapitalizations and Mergers
If Cadeler takes certain actions that affect the Deposited Securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities or (ii) any distributions of Cadeler Shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of Cadeler’s assets, then the Depositary may choose to, and shall if reasonably requested by Cadeler:
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amend the form of ADR;

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distribute additional or amended ADRs;

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distribute cash, securities or other property it has received in connection with such actions;

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sell any securities or property received and distribute the proceeds as cash; or

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none of the above.

If the Depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the Deposited Securities and each Cadeler ADS will then represent a proportionate interest in such property.

Amendment and Termination
How may the Deposit Agreement be amended?
Cadeler may agree with the Depositary to amend the Deposit Agreement and the Cadeler ADSs without such ADS holders’ consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees on a per Cadeler ADS basis, charges or expenses (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, the transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission or any other method of communication described above under “— Fees and Expenses”), applicable delivery expenses or other such fees, charges or expenses), or otherwise prejudices any substantial existing right of ADR holders or beneficial owners. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder and any beneficial owner are deemed to agree to such amendment and to be bound by the Deposit Agreement as so amended. No amendment, however, will impair such ADS holders’ right to surrender their Cadeler ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.
Any amendments or supplements that (i) are reasonably necessary (as agreed by Cadeler and the Depositary) in order for (a) the Cadeler ADSs to be registered on Form F-6 under the Securities Act or (b) the Cadeler ADSs or Cadeler Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by ADR holders, shall be deemed not to prejudice any substantial rights of ADR holders or beneficial owners. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations that would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, Cadeler and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to ADR holders or within any other period of time as required for compliance.
Notice of any amendment to the Deposit Agreement or the form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the ADR holders identifies a means for ADR holders and beneficial owners to retrieve or receive the text of such amendment (i.e., upon retrieval from the SEC’s, the Depositary’s or Cadeler’s website or upon request from the Depositary).
How may the Deposit Agreement be terminated?
The Depositary shall, at any time at Cadeler’s written direction, terminate the Deposit Agreement by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed for termination in such notice. The Depositary may also terminate the Deposit Agreement by mailing notice of such termination to the ADR holders at least 30 days prior to the date fixed for termination in such notice if (i) 60 days shall have expired after the date on which the Depositary shall have provided notice of its resignation to Cadeler and a successor Depositary shall not be operating under the Deposit Agreement, (ii) 60 days shall have expired after the date on which Cadeler has provided notice of removal to the Depositary and a successor Depositary shall not be operating under the Deposit Agreement, (iii) Cadeler is bankrupt, in liquidation proceedings or insolvent, (iv) the ADRs are delisted from a “national securities exchange” (that has registered with the SEC under Section 6 of the Exchange Act, (v) the Cadeler Shares cease to be listed on an internationally recognized securities exchange, (vi) Cadeler effects (or will effect) a redemption of all or substantially all of the Deposited Securities, or a cash or share distribution representing a return of all or substantially all of the value of the Deposited Securities (vii) there are no Deposited Securities with respect to Cadeler ADSs remaining, including if the Deposited Securities are cancelled, or the Deposited Securities have been deemed to have no value, or (viii) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of Deposited Securities. Additionally, the Depositary may immediately terminate the Deposit Agreement, without prior notice to Cadeler, any ADR holder or beneficial owner or any other person if (a) required by any law, rule or regulation relating to sanctions by any governmental authority or body or

(b) required by any governmental authority or body, in each case as determined by the Depositary in its reasonable discretion.
Effect of termination
After the termination date, the Depositary and its agents will perform no further acts under the Deposit Agreement and ADRs, except to receive and hold (or sell) distributions on Deposited Securities, deliver Deposited Securities being withdrawn and to take such actions as provided in the next two paragraphs, in each case subject to payment to the Depositary of the applicable fees and expenses provided in the Deposit Agreement.
After the termination date, if the Deposited Securities are listed and publicly traded on a securities exchange and the Depositary believes that it is able, permissible and practicable to sell the Deposited Securities without undue effort, then, the Depositary may endeavor to publicly or privately sell (as long as it may lawfully do so) the Deposited Securities, which sale may be effected in a block sale/single lot transaction and, after the settlement of such sale(s), to the extent legally permissible and practicable, distribute or hold in an account (which may be a segregated or unsegregated account) the net proceeds of such sale(s), less any amounts owing to the Depositary (including, without limitation, cancellation fees), together with any other cash then held by it under the Deposit Agreement, in trust, without liability for interest, for the pro rata benefit of the ADR holders entitled thereto. If the Depositary sells the Deposited Securities, the Depositary shall be discharged from all, and cease to have any, obligations under the Deposit Agreement and the ADRs after making such sale, except to account for such net proceeds and other cash.
However, if the Deposited Securities are not listed and publicly traded on a securities exchange after the termination date, or if, for any reason, the Depositary does not sell the Deposited Securities, the Depositary shall use its reasonable efforts to ensure that the Cadeler ADSs cease to be DTC eligible and that neither DTC nor any of its nominees shall thereafter be an ADR holder. At such time as the Cadeler ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is an ADR holder, to the extent Cadeler is not, to the Depositary’s knowledge, insolvent or in bankruptcy or liquidation, the Depositary shall:
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cancel all outstanding ADRs;

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request DTC to provide the Depositary with information on those holding Cadeler ADSs through DTC and, upon receipt thereof, revise the ADR register to reflect the information provided by DTC;

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instruct its custodian to deliver all Deposited Securities to Cadeler, a subsidiary or an affiliate or registered office provider of Cadeler or an independent trust company engaged by Cadeler to hold those Deposited Securities in trust for the beneficial owners of the ADRs if Cadeler is not permitted to hold any of the Deposited Securities under applicable law and/or Cadeler has directed the Depositary to so deliver Deposited Securities accordingly; and

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provide Cadeler with a copy of the ADR register.

Upon receipt of any instrument of transfer covering such Deposited Securities and the ADR register, Cadeler shall be required to transfer or procure the transfer to the persons listed on the ADR register of the Deposited Securities previously represented by the Cadeler ADSs evidenced by their ADRs.
To the extent the Depositary reasonably believes that Cadeler is insolvent as determined by applicable law, or if Cadeler is in receivership, has filed for bankruptcy and/or is otherwise in restructuring, administration or liquidation, and in any such case the Deposited Securities are not listed and publicly traded on a securities exchange after the termination date, or if, for any reason, the Depositary believes it is not able to or cannot practicably sell the Deposited Securities promptly and without undue effort, the Depositary shall notify the ADR holders of such and thereafter the Deposited Securities shall be deemed to have no value (and such ADR holders shall be deemed to have instructed the Depositary that the Deposited Securities have no value). The Depositary may, but shall not be obligated to, and the ADR holders irrevocably consent and agree that the Depositary may, subject to applicable law, instruct its custodian to deliver all Deposited Securities to Cadeler (acting, as applicable by Cadeler’s administrator, receiver, administrative receiver, liquidator, provisional liquidator, restructuring officer, interim restructuring officer, trustee, controller or other entity overseeing the bankruptcy, insolvency, administration, restructuring or liquidation process)

and notify Cadeler that the Deposited Securities are surrendered for no consideration. Subject to applicable law, Cadeler shall promptly accept the surrender of the deposited Cadeler Shares for no consideration or minimum consideration required under applicable law and deliver to the Depositary a written notice confirming (i) the acceptance of the surrender of the Deposited Securities for no consideration and (ii) the cancellation of such deposited Cadeler Shares subject to applicable law.
Thereafter, and irrespective of whether Cadeler has complied with the immediately preceding sentence, the Depositary shall notify ADR holders that their Cadeler ADSs have been cancelled with no or a minimum consideration required under applicable law being payable to them, and the Depositary and its agents shall be discharged from all, and cease to have any, obligations under the Deposit Agreement and the ADRs.
After the termination date, Cadeler shall be discharged from all obligations under the Deposit Agreement except for Cadeler’s obligations described under this heading “Effect of Termination” and Cadeler’s obligations to the Depositary and its agents.
Limitations on Obligations and Liability to ADR holders
Limits on Cadeler’s obligations and the obligations of the Depositary; limits on liability to ADR holders and holders of Cadeler ADSs
Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, Cadeler or the Depositary or its custodian may require:
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payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Cadeler Shares or other Deposited Securities upon any applicable register and (iii) any applicable fees and expenses described in the Deposit Agreement;

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the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in, any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and the ADRs, as it may deem necessary or proper; and

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compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement or as the Depositary believes are required, necessary or advisable in order to comply with applicable laws, rules and regulations.

The issuance of ADRs, the acceptance of deposits of Cadeler Shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal and delivery of Deposited Securities may be suspended, generally or in particular instances, when the ADR register or any register for Deposited Securities is closed or when any such action is deemed required, necessary or advisable by the Depositary for any reason; provided that the ability to withdraw Cadeler Shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the Depositary or Cadeler’s transfer books or the deposit of Cadeler Shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of Deposited Securities.
The Deposit Agreement expressly limits the obligations and liability of the Depositary, the Depositary’s custodian or Cadeler and each of Cadeler’s and their respective agents, provided, however, that no provision of the Deposit Agreement is intended to constitute a waiver or limitation of any rights that ADR holders or beneficial owners of Cadeler ADSs may have under the Securities Act or the Exchange Act, to the extent applicable. The Deposit Agreement provides that each of Cadeler, the Depositary and Cadeler’s respective agents will:
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incur or assume no liability (including, without limitation, to holders or beneficial owners) if any present or future law, rule, regulation, fiat, order or decree of Denmark, Norway, the United States or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any Deposited Securities, any present or future provision of Cadeler’s articles of association, any act of God, war, terrorism, epidemic, pandemic, naturalization, expropriation, currency restrictions, extraordinary market conditions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, cyber, ransomware or malware attack, computer failure or circumstance beyond our, the Depositary’s or Cadeler’s respective agents’ direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the Deposit Agreement or the ADRs provide shall be done or performed by Cadeler, the Depositary or Cadeler’s respective agents (including, without limitation, voting);
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incur or assume no liability (including, without limitation, to holders or beneficial owners) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the Deposit Agreement it is provided shall or may be done or performed or any exercise or failure to exercise discretion under the Deposit Agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

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incur or assume no liability (including, without limitation, to holders or beneficial owners) if it performs its obligations under the Deposit Agreement and ADRs without gross negligence or willful misconduct;

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in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities the Cadeler ADSs or the ADRs;

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in the case of Cadeler and Cadeler’s agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities the Cadeler ADSs or the ADRs, which in Cadeler’s or Cadeler’s agents’ opinion, as the case may be, may involve it in expense or liability, unless indemnity satisfactory to Cadeler or Cadeler’s agent, as the case may be against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be requested;

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not be liable (including, without limitation, to holders or beneficial owners) for any action or inaction by it in reliance upon the advice of or information from any legal counsel, any accountant, any person presenting Cadeler Shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information and/or, in the case of the Depositary, Cadeler; or

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may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

Neither the Depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities, the Cadeler ADSs or the ADRs. Cadeler and Cadeler’s agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities, the Cadeler ADSs or the ADRs, which in Cadeler’s opinion may involve Cadeler in expense or liability, if indemnity satisfactory to Cadeler against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the Deposit Agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. Notwithstanding anything to the contrary contained in the Deposit Agreement or any ADRs, the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that any registered ADR holder has incurred liability directly as a result of the custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the Depositary or (ii) failed to use reasonable care in the provision of custodial services to the Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. Furthermore, the Depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. The Depositary and the custodian(s) may use third-party delivery services and providers of information regarding matters such as, but not limited to, pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the Deposit Agreement, and use local agents to provide services such as, but not limited to, attendance at any meetings of security holders of issuers. Although the Depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third-party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The Depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.
The Depositary has no obligation to inform ADR holders or beneficial owners about the requirements of the laws, rules or regulations or any changes therein or thereto of Denmark, Norway, the United States or any other country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system.
Additionally, none of the Depositary, the custodian or Cadeler, or any of their or Cadeler’s respective directors, officers, employees, agents or affiliates shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits or refunds of non-U.S. tax paid against such ADR holder’s or beneficial owner’s income tax liability. The Depositary is under no obligation to provide the ADR holders and beneficial owners, or any of them, with any information about Cadeler’s tax status. Neither the Depositary nor Cadeler shall incur any liability for any tax or tax consequences that may be incurred by registered ADR holders or beneficial owners on account of their ownership or disposition of ADRs or Cadeler ADSs.
Neither the Depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any voting instructions are given, including instructions to give a discretionary proxy to a person designated by Cadeler, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the Depositary is instructed to grant a discretionary proxy, or for the effect of any such vote.
The Depositary shall endeavor to effect any sale of securities or other property and any conversion of currency, securities or other property, in each case as is referred to or contemplated in the Deposit Agreement or the form of ADR, in accordance with the Depositary’s normal practices and procedures under the circumstances applicable to such sale or conversion, but shall have no liability (in the absence of its own willful default or gross negligence or that of its agents, officers, directors or employees) with respect to the terms of any such sale or conversion, including the price at which such sale or conversion is effected, or if such sale or conversion shall not be practicable, or shall not be believed, deemed or determined to be practicable by the Depositary. Specifically, the Depositary shall not have any liability for the price received in connection with any public or private sale of securities (including, without limitation, for any sale made at a nominal price), the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.
The Depositary shall not incur any liability in connection with or arising from any failure, inability or refusal by Cadeler or any other party, including any share registrar, transfer agent or other agent appointed by Cadeler, the Depositary or any other party, to process any transfer, delivery or distribution of cash, Cadeler Shares, other securities or other property, including without limitation upon the termination of the Deposit Agreement, or otherwise to comply with any provisions of the Deposit Agreement that are applicable to it.
The Depositary may rely upon instructions from Cadeler or Cadeler’s counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The Depositary shall not incur any liability for the content of any information submitted to it by Cadeler or on Cadeler’s behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Securities, for the validity or worth of the Deposited Securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement or for the failure or timeliness of any notice from Cadeler. The Depositary shall not be liable for any acts or omissions made by a successor Depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary. Neither the Depositary nor Cadeler, nor any of their respective agents shall be liable to the other for any indirect, special, punitive or consequential damages (excluding reasonable fees and expenses of counsel) or lost profits, in each case of any form (collectively, “Special Damages”) incurred by any of them, or liable to any other person or entity (including, without limitation holders or beneficial owners of ADRs and Cadeler ADSs) for any Special Damages, or any fees or expenses of counsel in connection therewith, whether or not foreseeable and regardless of the type of action in which such a claim may be brought; provided, however, that (i) notwithstanding the foregoing and, for the avoidance of doubt, the Depositary and its agents shall be entitled to reasonable legal fees and expenses in defending against any claim for Special Damages and (ii) to the extent Special Damages arise from or out of a claim brought by a third party (including, without limitation, ADR holders and beneficial owners of Cadeler ADSs) against the Depositary or any of its agents, the Depositary and its agents shall be entitled to full indemnification from Cadeler for all such Special Damages, and reasonable fees and expenses of counsel in connection therewith, unless such Special Damages are found to have been a direct result of the gross negligence or willful misconduct of the Depositary.
Each party to the Deposit Agreement (including, for avoidance of doubt, each ADR holder and beneficial owner) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the Depositary and/or Cadeler directly or indirectly arising out of or relating to the Cadeler Shares or other Deposited Securities, the Cadeler ADSs or the ADRs, the Deposit Agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory). No provision of the Deposit Agreement or the ADRs is intended to constitute a waiver or limitation of any rights which an ADR holder or any beneficial owner may have under the Securities Act or the Exchange Act, to the extent applicable.
The Depositary and its agents may own and deal in any class of securities of Cadeler and Cadeler’s affiliates and in ADRs.
Disclosure of Interest in Cadeler ADSs
To the extent that the provisions of or governing any Deposited Securities may require disclosure of or impose limits on beneficial or other ownership of, or interest in, Deposited Securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, ADS holders as ADR holders or beneficial owners agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions Cadeler may provide in respect thereof.
Cadeler reserves the right to instruct ADR holders (and through any such holder, the beneficial owners of Cadeler ADSs evidenced by the ADRs registered in such holder’s name) to deliver their Cadeler ADSs for cancellation and withdrawal of the Deposited Securities so as to permit Cadeler to deal directly with the holder thereof as a Cadeler Shareholder and holders and beneficial owners agree to comply with such instructions. Cadeler may also from time to time request ADR holders or beneficial owners to provide information as to the capacity in which such holders own or owned ADRs and regarding the identity of any other persons then or previously having a beneficial interest in such ADRs and the nature of such interest and various other matters. Each ADR holder and beneficial owner agrees to provide any information requested by Cadeler pursuant to the Deposit Agreement.
Books of Depositary
The Depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the Depositary’s direct registration system. Registered holders of ADRs may inspect such records at the Depositary’s office at all reasonable times in accordance with and subject to any restrictions under Danish law, but solely for the purpose of communicating with other ADR holders in the interest of the business of Cadeler or a matter relating to the Deposit Agreement. Such register (and/or any portion thereof) may be closed at any time or from time to time, when deemed expedient by the Depositary. Additionally, at the reasonable request of Cadeler, the Depositary may close the issuance book portion of such register solely in order to enable Cadeler to comply with applicable law; provided, that the Depositary shall have no liability and shall be indemnified by Cadeler in such event pursuant to the Deposit Agreement. Under the Deposit Agreement, by holding or owning an ADR or Cadeler ADS or an interest therein, ADR holders and beneficial owners of Cadeler ADSs each irrevocably acknowledge and agree that the identities of such holders and beneficial owners may be, and consent to them being, made available in connection with such register notwithstanding anything to the contrary under Danish law, including, without limitation, any privacy or other right or protection a Cadeler Shareholder, and/or an ADR holder or beneficial owner of Cadeler ADSs, may have, or any restriction or prohibition thereof, under Danish law with respect thereto, and waive any such right, protection, restriction or prohibition thereunder, and agree that the provisions in the Deposit Agreement shall govern all such matters as provided therein.
The Depositary will maintain facilities for the delivery and receipt of ADRs.
Appointment
Under the Deposit Agreement, each registered holder of ADRs and each beneficial owner, upon acceptance of any Cadeler ADSs or ADRs (or any interest in any of them) issued in accordance with the terms and conditions of the Deposit Agreement will be deemed for all purposes to:
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be a party to and bound by the terms of the Deposit Agreement and the applicable ADR or ADRs;

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appoint the Depositary as its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated and/or permitted in the Deposit Agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof, provided that the appointment of the Depositary as attorney-in-fact shall not give any right to the Depositary to exercise any voting rights or to have the Cadeler Shares underlying Cadeler ADSs represented at a general meeting of Cadeler with respect to the Cadeler ADSs of any holder without instructions from such holder as provided in the form of ADR and in the Deposit Agreement; and

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acknowledge and agree that (i) nothing in the Deposit Agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto, nor establish a fiduciary or similar relationship among such parties, (ii) the Depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about Cadeler, ADR holders, beneficial owners and/or their respective affiliates, (iii) the Depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with Cadeler, ADR holders, beneficial owners and/or the affiliates of any of them, (iv) the Depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to Cadeler or ADR holders or beneficial owners and/or their respective affiliates may have interests, (v) nothing contained in the Deposit Agreement or any ADR(s) shall (A) preclude the Depositary or any of its divisions, branches or affiliates from engaging in any such transactions or establishing or maintaining any such relationships, or (B) obligate the Depositary or any of its divisions, branches or affiliates to disclose any such transactions or relationships or to account for any profit made or payment received in any such transactions or relationships, (vi) the Depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the Depositary and (vii) notice to an ADR holder shall be deemed, for all purposes of the Deposit Agreement and the ADRs, to constitute notice to any and all beneficial owners of the Cadeler ADSs evidenced by such ADR holder’s ADRs. For all purposes under the Deposit Agreement and the ADRs, the ADR holders thereof shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the Cadeler ADSs evidenced by such ADRs.

Governing Law and Jurisdiction
The Deposit Agreement, the Cadeler ADSs and the ADRs are governed by and construed in accordance with the internal laws of the State of New York. In the Deposit Agreement, Cadeler and the Depositary have submitted to the non-exclusive jurisdiction of the courts of the State of New York and appointed an agent for service of process on Cadeler’s behalf. Any action based on the Deposit Agreement, the Cadeler ADSs, the ADRs or the transactions contemplated therein or thereby may also be instituted by the Depositary against Cadeler in any competent court in Denmark, Norway, the United States and/or any other court of competent jurisdiction.
Under the Deposit Agreement, by holding or owning an ADR or Cadeler ADS or an interest therein, ADR holders and beneficial owners each irrevocably agree that any legal suit, action or proceeding against or involving ADR holders or beneficial owners brought by Cadeler or the Depositary, arising out of or based upon the Deposit Agreement, the Cadeler ADSs, the ADRs or the transactions contemplated thereby, may be instituted in a state or federal court in New York, New York, irrevocably waive any objection which ADS holders may have to the laying of venue of any such proceeding, and irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding.
By holding or owning an ADR or Cadeler ADS or an interest therein, ADR holders and beneficial owners each also irrevocably agree that any legal suit, action or proceeding against or involving the Depositary and/or Cadeler brought by ADR holders or beneficial owners, arising out of or based upon the Deposit Agreement, the Cadeler ADSs, the ADRs or the transactions contemplated therein or thereby, including, without limitation, claims under the Securities Act, may be instituted only in the United States Court for the Southern District of New York (or in the state courts of New York County in New York if either:
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the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, or

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the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable.

To the extent that such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulation thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Actions by beneficial owners and holders of Cadeler ADSs to enforce any duty of liability created by the Exchange Act, the Securities Act or the respective rules and regulations thereunder must be brought in the U.S. District Court for the Southern District of New York. Holders of Cadeler ADSs will not be deemed to have waived Cadeler’s compliance with the federal securities laws and regulations promulgated thereunder.
Jury Trial Waiver
Each party to the Deposit Agreement (including, for the avoidance of doubt, each holder and beneficial owner of, and/or holder of interests in, Cadeler ADSs or ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the Depositary and/or Cadeler directly or indirectly arising out of, based on or relating in any way to the Cadeler Shares or other Deposited Securities, the Cadeler ADSs or the ADRs, the Deposit Agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory), including any claim under the U.S. federal securities laws.
If Cadeler or the Depositary were to oppose a jury trial demand based on such waiver, the court would determine whether the waiver was enforceable under the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. The waiver to right to a jury trial in the Deposit Agreement is not intended to be deemed a waiver by any holder or beneficial owner of Cadeler ADSs or the Depositary’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

CLEARANCE AND SETTLEMENT
Securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by The Depository Trust Company (“DTC”), in the U.S., Clearstream Banking, S.A. (“Clearstream, Luxembourg”), in Luxembourg and Euroclear Bank SA/NV (“Euroclear”), in Brussels, Belgium. These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.
Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for securities we issue in global form will be made in U.S. dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.
Global securities will be registered in the name of a nominee for, and accepted for settlement and clearance by, one or more of, Euroclear, Clearstream, Luxembourg, DTC and any other clearing system identified in the applicable prospectus supplement.
Cross-market transfers of securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities.
The policies of DTC, Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investors’ interests in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.
Clearstream, Luxembourg and Euroclear hold interests on behalf of their participants through customers’ securities accounts in Clearstream Luxembourg’s and Euroclear’s names on the books of their respective depositaries which, in the case of securities for which a global security in registered form is deposited with DTC, in turn hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.
Neither we nor the trustee nor any of our or its agents has any responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. Neither we nor the trustee nor any of our or its agents has any responsibility for any aspect of the records kept by DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. Neither we nor the trustee nor any of our or its agents has any supervisory overview of these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.
DTC, Clearstream, Luxembourg, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that DTC, Clearstream, Luxembourg, Euroclear and their participants are not obligated to perform these procedures and may modify them or discontinue them at any time.
The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.
The Clearing Systems
DTC
DTC has previously advised us as follows:
•
DTC is:

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a limited purpose trust company organized under the laws of the State of New York;

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a “banking organization” within the meaning of New York Banking Law;

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a member of the Federal Reserve System;

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a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

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a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•
DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

•
DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•
The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream, Luxembourg
Clearstream, Luxembourg has previously advised us as follows:
•
Clearstream, Luxembourg is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

•
Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry transfers between the accounts of its customers. This eliminates the need for physical movement of certificates.

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Clearstream, Luxembourg provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships.

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Clearstream, Luxembourg’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks.

•
Indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear
Euroclear has previously advised us as follows:
•
Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Financial Services and Markets Authority (L’Autorité des Services et Marchés Financiers) and the National Bank of Belgium (Banque Nationale de Belgique).

•
Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates.

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Euroclear provides other services to its customers, including credit, custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several countries.

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Euroclear customers include banks, including central banks, securities brokers and dealers, trust companies and clearing corporations and may include certain other professional financial intermediaries.

•
Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers.

•
All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Other Clearing Systems
We may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.
Primary Distribution
The distribution of the securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.
Clearance and settlement procedures may vary from one series of securities to another according to the currency that is chosen for the specific series of securities. Customary clearance and settlement procedures are described below.
We will submit applications to the relevant system or systems for the securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the prospectus supplement.
Clearance and Settlement Procedures — DTC
DTC participants that hold securities through DTC on behalf of investors will follow the settlement practices applicable to U.S. corporate debt obligations in DTC’s Same-Day Funds Settlement System, or such other procedures as are applicable for other securities.
Securities will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, for payments in U.S. dollars, on the settlement date. For payments in a currency other than U.S. dollars, securities will be credited free of payment on the settlement date.
Clearance and Settlement Procedures — Euroclear and Clearstream, Luxembourg
We understand that investors that hold their securities through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form for Debt Securities, or such other procedures as are applicable for other securities.
Securities will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.
Secondary Market Trading
Trading Between DTC Participants
Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to U.S. corporate debt obligations in DTC’s Same-Day Funds Settlement System for Debt Securities, or such other procedures as are applicable for other securities.
If payment is made in U.S. dollars, settlement will be in same-day funds. If payment is made in a currency other than U.S. dollars, settlement will be free of payment. If payment is made other than in U.S. dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants
We understand that secondary market trading between Euroclear and/or Clearstream, Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form for Debt Securities, or such other procedures as are applicable for other securities.
Trading Between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser
A purchaser of securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream, Luxembourg at least one business day prior to settlement. The instructions will provide for the transfer of the securities from the selling DTC participant’s account to the account of the purchasing Euroclear or Clearstream, Luxembourg participant. Euroclear or Clearstream, Luxembourg, as the case may be, will then instruct the common depositary for Euroclear and Clearstream, Luxembourg to receive the securities either against payment or free of payment.
The interests in the securities will be credited to the relevant clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the securities will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the securities will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream, Luxembourg cash debit will be valued as of the actual settlement date instead.
Euroclear participants or Clearstream, Luxembourg participants will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to pre-position funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream, Luxembourg. Under this approach, participants may take on credit exposure to Euroclear or Clearstream, Luxembourg until the securities are credited to their accounts one business day later.
As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to them, participants can choose not to pre-position funds and will instead allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream, Luxembourg participants purchasing securities would incur overdraft charges for one business day (assuming they cleared the overdraft as soon as the securities were credited to their accounts). However, interest on the securities would accrue from the value date. Therefore, in many cases, the investment income on securities that is earned during that one business day period may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each participant’s particular cost of funds.
Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver securities to the depositary on behalf of Euroclear participants or Clearstream, Luxembourg participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.
Special Timing Considerations
You should be aware that investors will be able to make and receive deliveries, payments and other communications involving the securities through Clearstream, Luxembourg and Euroclear only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the U.S.
In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the U.S. U.S. investors who wish to transfer their interests in the securities, or to receive or make a payment or delivery of the securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

TAXATION
Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement to this prospectus relating to the offering of those securities.

SELLING SHAREHOLDERS
This prospectus relates to the possible resale of an undetermined number of Cadeler Shares, directly or in the form of ADSs, from time to time by certain selling shareholders to be named in one or more prospectus supplement(s). If the registration statement of which this prospectus forms a part is used by a selling shareholder, information about such selling shareholder, their beneficial ownership of our securities and their relationship with us, if any, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act which are incorporated by reference herein.

PLAN OF DISTRIBUTION
We or any selling shareholder may sell or distribute the securities offered by us pursuant to this prospectus in one or more offerings, including on any stock exchange, quotation service, market or other trading facility on which our securities are listed or traded, in the over-the-counter market, through underwriters, through agents, to dealers, or in private transactions, at fixed or variable prices (which may be at, above or below market prices prevailing at the time of sale) or otherwise.
In addition, we or any selling shareholder may sell, transfer or otherwise dispose of the securities offered pursuant to this prospectus, through:
•
purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•
ordinary brokerage transactions and transactions in which the broker solicits purchasers;

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block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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an over-the-counter distribution in accordance with the rules of NYSE;

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through trading plans entered into pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

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short sales;

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distribution to employees, members, limited partners or stockholders;

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through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

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by pledge to secure debt and other obligations;

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delayed delivery arrangement;

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one or more underwritten offerings on a firm commitment or best efforts basis;

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to or through one or more underwriters or broker-dealers;

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in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices;

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at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

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directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions or otherwise;

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in options transactions;

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through a combination of any of the above methods of sale; or

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any other method permitted pursuant to applicable law.

We or any selling shareholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus. In respect of the securities offered by any selling shareholder pursuant to this prospectus, any selling shareholder has the sole and absolute discretion not to accept any purchase offer or make any sale of such securities if they deem the purchase terms to be unsatisfactory at any particular time. Any selling shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale.
The prospectus supplement or, if appropriate, a post-effective amendment relating to any offering, to the extent required, will be prepared and will identify or describe:
•
the specific securities to be offered and sold;

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the names of any selling shareholder, if applicable;

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any underwriter, dealers or agents;

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any applicable commissions, discounts, concessions and other items constituting their compensation;

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the net proceeds to us or any selling shareholder;

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the purchase price of the securities;

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the public offering price of the securities;

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other material terms of the offering;

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settlement of short sales entered into after the date of this prospectus; and

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confirm any exchange on which the securities will be listed, if any.

Certain persons participating in an offering pursuant to this prospectus may engage in transactions (including over-allotment, stabilizing transactions, short-covering transactions and penalty bids) that stabilize, maintain or otherwise affect the price of the securities. For instance, the underwriters, if any, may overallot in connection with the offering, and may bid for, and purchase, the securities in the open market.
We or any selling shareholder may enter into derivative transactions (including hedging transactions) with third parties, or grant, loan or pledge securities to third parties in privately negotiated transactions or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or any selling shareholder or borrowed from us or any selling shareholder to settle those sales or to close out any related open borrowings of securities, and may use securities received from us or any selling shareholder in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions may be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or any selling shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities. If we or any selling shareholder default in the performance of secured obligations, the pledgees or secured parties may offer and sell the pledged securities from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act. Additionally, securities may be exchanged pursuant to this prospectus for satisfaction of any selling shareholders’ obligations or other liabilities to their creditors. Such transactions may or may not include brokers or dealers.
Any selling shareholder and any broker-dealers or other agents acting on our behalf that participate with us in the distribution of the securities, may be deemed to be underwriters, and any commissions received or profit realized by them on the resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act. As a result, we have informed, or will inform, them that Regulation M, promulgated under the Exchange Act, may apply to sales by any broker dealers or other agents acting on our behalf in the market. We may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our securities against certain liabilities, including liabilities arising under the Securities Act. Any broker-dealers or other agents who are deemed to by the SEC to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
Any person participating in the distribution of our Cadeler Shares or Cadeler ADSs will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of our Cadeler Shares or Cadeler ADSs by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our Cadeler Shares or Cadeler ADSs to engage in market-making activities with respect to our Cadeler Shares or Cadeler ADSs. These restrictions may affect the marketability of our Cadeler Shares or Cadeler ADSs and the ability of any person or entity to engage in market-making activities with respect to our Cadeler Shares or Cadeler ADSs.

In addition, to the extent applicable, we will make copies of this prospectus (as it may be amended or supplemented from time to time) available to any selling shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. Any selling shareholder may indemnify any broker, dealer or agent that participates in transactions involving the sale of our Cadeler Shares against certain liabilities, including liabilities arising under the Securities Act.
As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus, and we know of no existing arrangements between any shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the securities offered by this prospectus. There can be no assurance that we or any selling shareholder will sell any Cadeler Shares or Cadeler ADSs pursuant to this prospectus.
At the time that any particular offering of securities is made, if required, a prospectus or prospectus supplement, or if appropriate, a post-effective amendment, will be distributed, setting forth the details of the applicable offering, as set out above. Furthermore, we, our executive officers, our directors and major shareholders may agree, subject to certain exemptions and any applicable registration rights agreements, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of the applicable underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our Cadeler Shares or any securities convertible into or exchangeable for Cadeler Shares. However, subject to the terms of the applicable lock-up agreements, such underwriter, in its sole discretion, may be able to release any of the securities subject to these lock-up agreements at any time without notice.
Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.
We will bear costs relating to all of the securities offered and sold by us under this registration statement. If securities offered by any selling shareholder pursuant to this prospectus are sold in an underwritten offering, any such selling shareholder will pay any underwriting discounts and commissions, as well as all other expenses, except as may be set forth in any prospectus supplement, incurred in connection with the sale of their securities.
Agreements that we have entered into or may enter into with underwriters, dealers, agents or remarketing firms may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers, agents or remarketing firms may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.
Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with Cadeler to indemnification by Cadeler against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for Cadeler in the ordinary course of business.
In the event that we do not list securities of any series on a U.S. national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.
Notice to prospective investors in the EEA
This prospectus is not a prospectus for the purposes of Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market (as amended, the “EU Prospectus Regulation”) or any legislation, regulations or rules of the European Union, Ireland or any other member state of the European Economic Area (the “EEA”) implementing the EU Prospectus Regulation, and has not been, and will not be, reviewed or approved by a competent or supervisory authority of any member state of the EEA for the purposes of the EU Prospectus Regulation. This prospectus has been prepared on the basis that any offer of securities in any member state of the EEA will only be made to a legal entity which is a qualified investor under the EU Prospectus Regulation (an “EEA Qualified Investor”). Accordingly, any person making or intending to make an offer of securities in any member state of the EEA may only do so to EEA Qualified Investors.
PROHIBITION OF SALES TO EEA RETAIL INVESTORS — No securities are intended to be offered, sold or otherwise made available to or should be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not an EEA Qualified Investor. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling any securities or otherwise making them available to retail investors in the EEA has been, or will be, prepared, and therefore offering or selling any securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Notice to prospective investors in the U.K.
This prospectus is not a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (the “EUWA”) (the “UK Prospectus Regulation”) and has not been, and will not be, reviewed or approved by the Financial Conduct Authority of the United Kingdom nor by any other competent or supervisory authority of the United Kingdom for the purposes of the UK Prospectus Regulation. This prospectus has been prepared on the basis that any offer of securities in the United Kingdom will only be made to a legal entity which is a qualified investor under the UK Prospectus Regulation (“UK Qualified Investors”). Accordingly, any person making or intending to make an offer of securities in the United Kingdom may only do so with respect to UK Qualified Investors.
PROHIBITION OF SALES TO UK RETAIL INVESTORS — No securities are intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the UK Prospectus Regulation. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling any securities or otherwise making them available to retail investors in the United Kingdom has been, or will be, prepared and therefore offering or selling any securities or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.
The communication of this prospectus is not being made, and has not been or will not be approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, this prospectus is not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of this prospectus is only directed at persons in the United Kingdom: (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”)), (ii) who are high net worth entities falling within Article 49(2)(a) to (d) of the Order ; (iii) who are outside the United Kingdom; or (iv) any other persons to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). In the United Kingdom, any securities will only be available to, and any investment or investment activity to which this prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or its contents.
The underwriters or agents for any such offer of securities will be required to represent and agree that:
(a)   they have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of the securities in circumstances in which Section 21(1) of FSMA does not apply to the issuer; and
(b)   they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the securities in, from or otherwise involving the U.K.
The UK and EEA selling restrictions are in addition to any other selling restrictions set out in the accompanying prospectus supplement.

LEGAL MATTERS
Cadeler is being represented by Davis Polk & Wardwell London LLP with respect to certain legal matters as to United States law, including U.S. tax matters, and Gorrissen Federspiel Advokatpartnerselskab with respect to certain legal matters as to Danish law. The valid issuance of the Cadeler Shares offered by this prospectus will be passed upon for Cadeler by Gorrissen Federspiel Advokatpartnerselskab, Axel Towers, Axeltorv 2, DK-1609 Copenhagen V, Denmark.

EXPERTS
The consolidated financial statements of Cadeler incorporated by reference in Cadeler’s Annual Report (Form 20-F) for the year ended December 31, 2023 have been audited by EY Godkendt Revisionspartnerselskab, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

EXPENSES
The following is a statement of the expenses (all of which are estimated), other than any underwriting discounts and commissions and expenses reimbursed by or to us, to be incurred in connection with a distribution of an assumed amount of securities registered under this registration statement:
Securities and Exchange Commission registration fee	$	*
Printing expenses		**
Legal fees and expenses		**
Accountants’ fees and expenses		**
Trustee fees and expenses		**
Miscellaneous		**
Total		**

*
Deferred pursuant to Rule 456(b) of the Securities Act and to be calculated in connection with the offering of securities under this registration statement pursuant to Rule 457(r) of the Securities Act.

**
To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this registration statement.

Part II
Information Not Required in Prospectus
Item 8.   Indemnification of Directors and Officers.
At the extraordinary general meeting held on July 14, 2023, the Cadeler Shareholders approved that Cadeler shall indemnify the members of the Cadeler Board, the executive management and certain employees, both current, future and former, against claims raised by third parties (i.e. not a member of the Cadeler Group) against these members of the Cadeler Board, the executive management and certain employees in connection with their services to the Cadeler Group in relation to the Cadeler Group’s participation in the Business Combination, including the exchange offer to acquire any and all of the issued and outstanding shares of Eneti, the related issuance of new shares by Cadeler in order to consummate the exchange offer, the merger whereby Cadeler will effect the squeeze-out of remaining Eneti Stockholders, and any other transactions contemplated in connection therewith, to the fullest extent permitted under applicable laws for any third-party liability incurred by such directors, officers and employees arising out of discharge of his/her duties as a director or officer or employee of the Cadeler Group.
The indemnity by Cadeler shall also cover (i) reasonable fees properly incurred by such indemnified person in connection with investigating, preparing or defending against any claims and (ii) any adverse tax consequences incurred by the indemnified person arising from the fact that coverage is provided by way of an indemnity instead of through D&O liability insurance.
The indemnification shall remain in force for a period of 20 years from and after completion of the Business Combination, and shall cover both former, current and future members of management, the board of directors and/or certain employees.
Cadeler will not, however, indemnify members of the Cadeler Board, executive management and employees, in respect of:
i.
claims covered under Cadeler’s D&O insurance, or other applicable insurance coverage taken out;

ii.
acts or omissions of or attributable to the indemnified person in question were grossly negligent, fraudulent or constituted willful misconduct; or

iii.
if such liability is incurred for services performed for any other party than the Cadeler Group.

Cadeler’s obligation to indemnify the members of the Cadeler Board, executive management and employees hereunder is made for the sole benefit of the directors, officers and such employees and no third parties, including any creditors of the directors, officers and such employees shall be entitled to rely on the indemnity provided for herein.
There is a risk that such indemnification will be deemed void under Danish law, either because the indemnification is deemed contrary to the rules in the Danish Companies Act or because the indemnification is deemed contrary to sections 19 and 23 of the Danish Liability and Compensation Act, which contain mandatory provisions on recourse claims between an employee (including members of our executive management) and the company, or because the indemnification is deemed contrary to the general provisions of the Danish Contracts Act.
At a general meeting held on April 23, 2024, Cadeler’s shareholders approved a scheme for the indemnification of the Cadeler Board and Cadeler’s executive management to the fullest extent permitted by applicable law in situations where there is no or inadequate coverage under the Cadeler’s directors’ and officers’ insurance. The indemnification approved shall cover claims arising out of circumstances or events occurring after April 23, 2024 but no later than June 30, 2028.
Cadeler’s obligation to indemnify the members of the Cadeler Board and Cadeler’s executive management is for the sole benefit of Cadeler’s directors and executive management and no third party shall be entitled to rely on or derive any benefits from, or shall have any recourse against, Cadeler on account of such indemnity.

Excluded from coverage under the indemnification are losses derived from (i) any claims if and to the extent covered by insurance taken out by Cadeler, including any applicable directors’ and officers’ insurance, (ii) any claims raised against a Cadeler Board member arising out of such Cadeler Board member’s wilful misconduct, gross negligence or improper acts or omissions (in Danish “utilbørlige dispositioner”), (iii) any claims raised against a Cadeler Board member by Cadeler or a subsidiary of Cadeler, (iv) any sanctioned offence under applicable criminal law committed by a Cadeler Board member, to the extent such losses constitute penal sanctions, including fines or related defence costs, and (v) any other claims, if and to the extent it would be inconsistent with applicable law to offer the benefits of the indemnification scheme to the relevant Cadeler Board member.
The indemnification scheme adopted at the general meeting held on April 23, 2024 has been reflected in article 11.1 of Cadeler’s articles of association and in Cadeler’s remuneration policy dated April 23, 2024.
In addition, according to the Danish Companies Act, the general meeting is permitted to discharge members of the Cadeler Board and executive management from liability for any particular financial year based on a resolution relating to the period covered by the financial statements for the previous financial year. This discharge is part of a standard agenda point in accordance with Cadeler’s articles of association to be discussed at the annual general meetings pursuant to which, subject to certain limitations, members of the Cadeler Board and executive management will be granted discharge of liability in relation to the annual report. However, the general meeting cannot discharge any claims by individual shareholders or other third parties. In addition, the discharge can be set aside in case the general meeting prior to its decision to discharge was not presented with all reasonable information necessary for the general meeting to assess the matter at hand.
In addition, Cadeler provides members of the Cadeler Board and executive management with directors’ and officers’ liability insurance to cover Cadeler’s directors and executive management against certain liabilities they may incur in their capacity as such. Danish law does not contain any provision concerning indemnification by the company of the members of the Board of Directors.
Item 9.   Exhibits
Reference is made to the Index to Exhibits included herewith which is incorporated herein by reference.
Item 10.   Undertakings
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 per cent. change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(5)
That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)
That, for purposes of determining any liability under the Securities Act, each filing of Cadeler’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)
To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS
Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement(s).*
4.1	Articles of Association of Cadeler A/S.
4.2	Form of Deposit Agreement, among Cadeler, JPMorgan Chase Bank, N.A., as Depositary, and all holders and beneficial owners from time to time of ADRs issued thereunder (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form F-4 filed with the Securities and Exchange Commission on October 19, 2023).
4.3	Specimen Cadeler Share Certificate.*
5.1	Opinion of Gorrissen Federspiel, Danish counsel to Cadeler, as to the validity of the securities being registered.
23.1	Consent of EY Godkendt Revisionspartnerselskab.
23.3	Consent of Gorrissen Federspiel, Danish counsel to Cadeler (included in Exhibit 5.1).
24.1	Powers of attorney for directors and principal officers (included as part of the signature pages hereof).
24.2	Powers of attorney for U.S. Authorized Representative (included as part of the signature pages hereof).
107	Filing Fee Table.

*
To be filed by amendment or incorporated by reference to a subsequently filed Report on Form 6-K.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Copenhagen, Denmark, on December 20, 2024.
CADELER A/S
By: /s/ Mikkel Gleerup Name: Mikkel Gleerup Title: Chief Executive Officer
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below severally constitutes and appoints each Director listed below and Mikkel Gleerup, Peter Brogaard Hansen and Alexander Simmonds (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to do any and all things and execute any and all instruments that such attorneys may deem necessary or advisable under the Securities Act of 1933 (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of the Securities and any securities or Blue Sky laws of any of the states of the United States of America in order to effect the registration or qualification (or exemption therefrom) of the said securities for issue, offer, sale or trade under the Blue Sky or other securities laws of any of such states and in connection therewith to execute, acknowledge, verify, deliver, file and cause to be published applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her capacity as an Officer, Director or Authorized Representative in the United States of America or in any other capacity with respect to this Registration Statement and any registration statement in respect of the Securities that is to be effective upon filing pursuant to Rule 462(b) (collectively, the “Registration Statement”) and/or such other form or forms as may be appropriate to be filed with the Commission or under or in connection with any Blue Sky laws or other securities laws of any state of the United States of America or with such other regulatory bodies and agencies as any of them may deem appropriate in respect of the Securities, and with respect to any and all amendments, including post-effective amendments, to this Registration Statement and to any and all instruments and documents filed as part of or in connection with this Registration Statement.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on December 20, 2024 by the following persons in the capacities indicated:
Signature	Title
/s/ Mikkel Gleerup Mikkel Gleerup	Chief Executive Officer
/s/ Peter Brogaard Hansen Peter Brogaard Hansen	Chief Financial Officer
/s/ Andreas Sohmen-Pao Andreas Sohmen-Pao	Chairman of the Board and Director
/s/ Emanuele Lauro Emanuele Lauro	Vice-Chairman of the Board and Director

Signature	Title
/s/ Jim Nish Jim Nish	Director
/s/ Colette Cohen Colette Cohen	Director
/s/ Andrea Abt Andrea Abt	Director
/s/ Ditlev Wedell-Wedellsborg Ditlev Wedell-Wedellsborg	Director
/s/ Thomas Thune Andersen Thomas Thune Andersen	Director
/s/ Donald J. Puglisi Donald J. Puglisi	Authorized Representative in the United States of America